                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. One)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          WALSHIRE ASSURANCE COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock
         61/2% Convertible Preferred Stock
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         4,742,330 (4,614,230 - common shares; 128,100 - preferred shares)
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $8.25 per share of common stock; $50.00 per share of preferred stock calculated on the basis of Rule 0-11 (C)(1), fee equals one-fiftieth of one percent of the aggregate cash payment to shareholders
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $44,472,398
     -------------------------------------------------------------------------


     (5) Total fee paid:

         $8,894.48
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                          WALSHIRE ASSURANCE COMPANY
                              3350 WHITEFORD ROAD
                                 P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138



                                                            November __,1998


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Walshire Assurance Company (the "Company") which will be held on December 2, 1998 at 10:00 A.M., at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404 (the "Special Meeting"). The official notice of the meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

     At the Special Meeting you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 11, 1998, among the Company, Kingsway America Inc. ("Kingsway America"), Kingsway Financial Services Inc., and W Acquisition Corporation, a newly-formed subsidiary of Kingsway America (the "Merger Agreement"), which provides for the merger of W Acquisition Corporation into the Company (the "Merger"). In the Merger, (a) each outstanding share of Common Stock of the Company will be converted into the right to receive $8.25 in cash, without interest, (b) each outstanding share of the Company's 62% Convertible Preferred Stock will be converted into the right to receive $50.00 in cash, plus accrued and unpaid dividends, without interest (an amount equal to the redemption price of such Preferred Stock), and (c) the Company will become a wholly-owned subsidiary of Kingsway America. THE BOARD HAS CAREFULLY CONSIDERED THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE
                                                             ---
MERGER PROPOSAL.

     You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement for details of the Merger Proposal and additional related information. Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly in the envelope provided.

     Please do not send your share certificates with your proxy card. After approval of the Merger Proposal by the Company's shareholders and satisfaction of all other conditions to the Merger, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

                                Sincerely,



                                KENNETH R. TAYLOR
                                Chairman, President and
                                Chief Executive Officer

                          WALSHIRE ASSURANCE COMPANY
                              3350 WHITEFORD ROAD
                                 P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138

             _______________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              NOVEMBER ___, 1998
             _______________________________________________________

To Our Shareholders:

     A. Special Meeting of Shareholders of Walshire Assurance Company (the "Company") will be held at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404, on December 2, 1998 at 10:00 A.M., for the following purposes, as more fully described in the attached Proxy Statement:

          1. To consider and vote upon (i) a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 11, 1998 (the "Merger Agreement"), among the Company, Kingsway America Inc., a Delaware corporation ("Kingsway America"), Kingsway Financial Services Inc. an Ontario corporation, and W Acquisition Corporation, a newly-formed Pennsylvania corporation and a wholly-owned subsidiary of Kingsway America ("W Acquisition"), and (ii) the merger of W Acquisition into the Company upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, (a) each share of common stock of the Company, $.01 par value per share ("Common Stock") issued and outstanding immediately prior to the Merger will be converted into the right to receive $8.25 in cash, without interest, (b) each share of 62% Convertible Preferred Stock of the Company ("Preferred Stock") issued and outstanding immediately prior to the Merger will be converted into the right to receive $50.00 in cash, plus accrued and unpaid dividends, without interest (an amount equal to the redemption price of such Preferred Stock), and (c) the Company will become a wholly-owned subsidiary of Kingsway America. The Merger is more completely described in the accompanying Proxy Statement, and a copy of the Merger Agreement is attached as Annex A thereto.

          2. To transact such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed October 30, 1998 as the record date for the determination of shareholders entitled to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     The Board of Directors of the Company:

          (a) has determined that the Merger Proposal is fair to and in the best interests of the Company and its shareholders;

          (b) has unanimously approved and declared advisable the Merger Proposal; and

          (c)  recommends a vote for approval of the Merger Proposal.
                                 ---

     The Merger Proposal must be approved by the affirmative vote of a majority of the votes cast by holders of Common Stock at the Special Meeting (assuming a quorum is present by proxy or in person). Holders of the Company=s Common Stock who refrain from voting for the Merger Proposal, and comply with all of the provisions of the Pennsylvania Business Corporation Law of 1988, as amended "BCL") will be entitled to dissent from the Merger and obtain the "fair value" of their shares as provided by the BCL. See "THE MERGER -- Dissenter Rights" in the accompanying Proxy Statement.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. Your proxy may be revoked at any time before it is voted by signing and returning a proxy with a later date with respect to the same shares, by filing with the Secretary of the Company a written revocation bearing a later date, or by attending and voting at the Special Meeting in person.

     PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. Separate transmittal forms for share certificates will be provided after the Merger is approved.

                              By Order of the Board of Directors
                              GARY J. ORNDORFF
                              Assistant Secretary

November ___, 1998

                          WALSHIRE ASSURANCE COMPANY
                              3350 WHITEFORD ROAD
                                 P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138


                           ________________________

                                PROXY STATEMENT
                           ________________________

         Walshire Assurance Company, a Pennsylvania corporation (the "Company"), is furnishing this Proxy Statement to its shareholders in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Company's Special Meeting of Shareholders and at any adjournments or postponements thereof (the "Special Meeting"). The Special Meeting is being held on December 2, 1998 at 10:00 a.m., local time, at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404.

         The purpose of the Special Meeting is to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 11, 1998 (the "Merger Agreement"), among the Company, Kingsway America Inc., a Delaware corporation ("Kingsway America"), Kingsway Financial Services Inc. ("Kingsway"), an Ontario corporation and W Acquisition Corporation, a newly-formed Pennsylvania corporation and a wholly-owned subsidiary of Kingsway America ("W Acquisition"), which provides for the merger of W Acquisition into the Company (the "Merger"). Pursuant to the Merger Agreement, (a) each outstanding share of Common Stock of the Company, par value $.01 per share ("Common Stock") will be converted into the right to receive $8.25 in cash, without interest, (b) each outstanding share of the Company's 62% Convertible Preferred Stock ("Preferred Stock") will be converted into the right to receive $50.00 in cash, plus accrued and unpaid dividends, without interest (an amount equal to the redemption price of the Preferred Stock), and (c) the Company will become a wholly-owned subsidiary of Kingsway America.

         This Proxy Statement, the letter to shareholders, the Notice of Special Meeting and the form of proxy for use at the Special Meeting are first being mailed to shareholders on or about November ___, 1998. This Proxy Statement is accompanied by the Company's most recent Annual Report on Form 10-K (without exhibits) and its most recent Quarterly Report on Form 10-Q.

                           _______________________

            The date of this Proxy Statement is November ___, 1998.

                              THE SPECIAL MEETING


         SOLICITATION OF PROXIES

         Any shareholder giving a proxy has the power to revoke it at any time before its exercise by signing and returning a proxy with a later date, by filing with the Secretary of the Company a written revocation bearing a later date, or by attending and voting at the Special Meeting in person. Proxies in the form provided are being solicited by the Board of Directors of the Company for use at the Special Meeting.

         SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. UPON COMPLETION OF THE MERGER, COMMON STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A SEPARATE LETTER OF TRANSMITTAL WHICH WILL BE SENT TO SHAREHOLDERS AT THAT TIME. See "THE MERGER C Merger Consideration and Exchange of Certificates" below.

         The cost of soliciting proxies will be paid by the Company. The Company has made arrangements with brokerage firms, banks, custodians and other fiduciaries to forward proxy materials to their principals, and the Company will reimburse them for their reasonable mailing and other expenses. In addition to solicitation by mail, certain directors, officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telecopy and by personal contacts. It is not expected that the costs of solicitation will be material to the Company.

         SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

         Only holders of record of Common Stock at the close of business on October 30, 1998, the record date for the Special Meeting (the "Record Date"), will be entitled to vote at the Special Meeting. Holders of Preferred Stock will not be entitled to vote at the Special Meeting. As of that date, there were 4,443,188 shares of Common Stock issued and outstanding and 128,100 shares of Preferred Stock issued and outstanding. Holders of Common Stock are each entitled to one vote for each share of Common Stock held by them on any matter to be voted on at the Special Meeting.

         VOTES NECESSARY FOR QUORUM AND ADOPTION OF PROPOSALS

         The Company is incorporated in the Commonwealth of Pennsylvania and is governed by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). Under the BCL, a majority of all outstanding shares of Common Stock constitutes a quorum for purposes of action by holders of Common Stock. Once a share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting or any adjournment or postponement thereof. The affirmative vote of the majority of the votes cast by holders of Common Stock on the Merger Proposal is necessary for approval of the Merger Proposal. Abstentions and broker non-votes with respect to Common Stock will not be considered votes "cast," and will therefore not effect the approval of the Merger Proposal as long as a quorum is present at the Special Meeting.

         Pursuant to a Voting Agreement, dated as of August 11, 1998, among the Company, Kingsway America, W Acquisition, Kingsway Financial Services Inc. and certain directors and principal shareholders of the Company identified therein (the "Voting Agreement"), each of such directors and shareholders of the Company have agreed to vote all shares of Common Stock owned by them for the Merger Proposal. A copy of the Voting Agreement is attached as Annex B to this Proxy Statement and incorporated herein by reference. The 1,162,895 shares of Common Stock covered by the Voting Agreement represent approximately 26% of the votes entitled to be cast at the Special Meeting.


                             PARTIES TO THE MERGER

         THE COMPANY

         The Company is an insurance holding company headquartered in York, Pennsylvania. Through its wholly-owned subsidiaries, Lincoln General Insurance Company ("Lincoln"), Comp America Insurance Company and Yorktowne Insurance Company, the Company primarily provides a specialized line of property and casualty insurance principally in Pennsylvania, and to a lesser extent, in Georgia, Missouri, Ohio, Tennessee, Kentucky, and in certain other states located in the mid-Atlantic, South, Southeastern and Midwest regions of the United States.

         The Company principally offers commercial automobile physical damage and liability coverages for trucks, tractors, trailers, buses and other commercial vehicles, as well as workers' compensation coverages for trucking employees. To a lesser extent, the Company offers certain commercial coverages for cargo in transit and other property, commonly called inland marine coverage, as well as homeowners, fire, farmowners, personal automobile physical damage, surety and fidelity coverages. The Company also provides adjusting services for claims covered by the Company and certain third parties, and financing for insurance premiums payable by customers of the Company and others.

         The mailing address of the Company's principal executive office is P.O. Box 3849, 3350 Whiteford Road, York, PA 17402-0138, and its telephone number is
(717) 757-0000.

                        WALSHIRE SELECTED FINANCIAL DATA

                                             Six Months
                                           Ended June 30,                   Year Ended December 31,
                                       --------------------  -------------------------------------------------
                                         1998       1997       1997      1996      1995      1994       1993
                                       --------   --------   --------  -------   -------   --------  ---------
                                                     (In thousands, except per share data and ratios)
Total Revenues......................  $  25,025    27,101   $ 49,433  $  52,679  $ 39,927  $ 32,607  $ 25,920
Net Income (Loss)...................    (2,895)     1,124      1,900      1,922     5,483     3,788     2,619
Basic Net Income (Loss) Per Share(1)      (.67)       .19        .32        .33      1.13       .78       .64

Diluted Net Income Per share (1)....      (.67)       .19        .32        .33      1.04       .76       .61
Dividends Paid on Common Stock......        593       607      1,215      1,083       955       846       779
Dividends Per Common Share (1)......        .13       .13        .26       .236      .215      .193      .189
Gross Premiums Written..............     24,141    31,163     56,914     61,199    52,138    40,199    31,583
Loss Ratio (2)......................       101%       77%        81%        75%       59%       59%       55%
Combined Ratio (2)..................       133%      111%       114%       104%       87%       89%       90%
Total Investments...................     75,746    73,802   $ 73,802  $  71,018  $ 58,210  $ 50,540  $ 40,324
Total Assets........................    131,172   134,442    134,442    130,936   101,627    83,068    66,345
Long-Term Debt......................        299       558        558      1,076     1,481     1,921        16
Shareholders' Equity................     41,913    47,491     47,491     46,834    46,014    40,014    32,041
Book Value Per Common Share (1).....       7.99      8.79       8.83       8.75      8.82      7.55      7.36
Common Shares Outstanding (1).......      4,442     4,678      4,710      4,651     4,470     4,402     4,359

________________

(1) These amounts reflect the following events: (i) in January and May, 1993, the Company converted $4,709 of its 10% Convertible Subordinated Debentures into 572 shares of common stock, (ii) in November, 1994, the Company declared a 5% stock dividend, (iii) in October, 1995 the Company converted 4 shares of its 6 1/2% Convertible Preferred Stock into 39 shares of common stock, (iv) in December, 1996 the Company declared a 10% stock dividend,
     (v) in December, 1997 the Company converted 5 shares of its 6 1/2% Convertible Preferred Stock into 23 shares of common stock,(vi) in January, 1998 the Company reissued 5 shares of its 6 1/2% Convertible Preferred
     Stock in exchange for 23 shares of Common Stock, and (vii) in April and May, 1998, the Company repurchased 250 shares of Common Stock. Included in 1993 earnings per share was additional income of $61, or $.01 per share, resulting from the change in accounting for income taxes. Included in 1994 book value per common share was an additional $.06 per share, resulting from the change in accounting for debt and equity securities.

(2) Loss ratios and combined ratios have been calculated in accordance with accounting principles prescribed or permitted by state regulatory agencies.

KINGSWAY AMERICA INC. AND KINGSWAY FINANCIAL SERVICES INC.

         Kingsway Financial Services Inc. ("Kingsway") is a publicly-traded Canadian property and casualty insurance holding company which operates in both Canada and the U.S. through its insurance subsidiaries. It went public in Canada in late 1995 and has grown from writing, through its subsidiaries, $60,000,00
(CDN) in premiums in 1995 to $211,000,000 (CDN) in the year ending December, 1997. Kingsway's primary business is non-standard automobile insurance. Kingsway also operates in standard automobile, commercial automobile, property, motorcycle and other speciality insurance markets. Until the end of 1997, Kingsway's activities were focused in Canada and operated through three wholly-owned subsidiaries: Jevco Insurance Company; Kingsway General Insurance Company; and York Fire & Casualty Insurance Company.

         Non-standard automobile insurance represents the largest portion of Kingsway's business representing approximately 34% of gross premiums written in 1997. Motorcycle insurance, mostly written through Kingsway's Jevco Insurance Company subsidiary, represented 18% of premiums during 1997.

         In 1998, Kingsway entered into the U.S. market through the establishment of Kingsway America Inc. ("Kingsway America") which has acquired three non-standard automobile insurance companies: American Service Insurance Company; Southern United Fire Insurance Company; and Universal Casualty Company.

         These acquisitions effectively doubled the consolidated size of Kingsway and have established a strong base for Kingway's U.S. growth.

         The mailing address for Kingsway and Kingsway America is 5310 Explorer Drive, Mississauga Ontario Canada L4W5H8, and its telephone number is (905) 629-7888.

         Kingsway has advised the Company that it intends to fund the cash consideration to be paid in the Merger through existing credit facilities with its Canadian banks. Kingsway's source of funds include: (i) a credit facility for approximately CA$75 million, and (ii) a US$50 million revolving term facility. Kingsway obtained these credit facilities for general corporate purposes, including strategic acquisitions. Each credit facility is subject to conditions that are customary in bank financings.

         W ACQUISITION CORPORATION

         W Acquisition is a wholly-owned subsidiary of Kingsway America and was formed by Kingsway America on August 6, 1998 solely for the purpose of effectuating the Merger. The mailing address of W Acquisition's principal executive offices 5310 Explorer Drive, Mississauga Ontario Canada L4W5H8, and its telephone number is (905) 629-7888.

                                  THE MERGER

         The description of certain matters set forth below, to the extent such matters are addressed by the Merger Agreement, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Shareholders are advised to read the Merger Agreement in its entirety prior to voting on the Merger Proposal.

RECOMMENDATION OF THE BOARD

     The Board of Directors of the Company:

         (a) has determined that the Merger Proposal is fair to and in the best interests of the Company and its shareholders;

         (b) has unanimously approved and declared advisable the Merger Proposal; and

         (c)  recommends a vote for approval of the Merger Proposal.
                                ---

BACKGROUND OF AND REASONS FOR THE MERGER

         During 1996, the Board reached the conclusion that, given current market conditions within the insurance industry and the fact that the Company was competing in a market where many of its competitors were national in scope and had substantially greater financial resources, internal growth would be extremely difficult and the Company should explore other alternatives to grow the Company. As a result, at a regularly scheduled meeting of the Company's Board of Directors held on November 20, 1996, the Board approved the hiring of Alex. Brown & Sons Incorporated ("Alex. Brown") as its investment banker to assist the Company in reviewing possible acquisitions. On December 4, 1996, the Company entered into an agreement with Alex. Brown to act as the Company's financial advisor.

         From December, 1996 to August, 1997, Alex. Brown presented to Kenneth Taylor, Chairman, President and CEO of the Company, and Gary Orndorff, Chief Financial Officer of the Company, a number of possible acquisition candidates. After thorough review of each of the companies, the Company determined that it would not be in the best interests of the Company or its shareholders to pursue the acquisition of any of the possible acquisition candidates.

         At the regularly scheduled meeting of the Board held on August 14, 1997, a representative of Alex. Brown summarized their results since the beginning of their engagement in December of 1996. Noting that internal growth remained difficult due to competitive pressures within the insurance industry, and that there appeared to be no suitable company available for the Company to acquire, after a lengthy discussion, the Board determined that the scope of Alex. Brown's engagement should be expanded and that all strategic options should be explored, including the possible sale of the Company. The Board believed that the expansion of Alex. Brown's role would allow the Company to review all alternatives and strategic options available to enhance shareholder value.

         Subsequent to the August 14, 1997 Board Meeting, the Company, with the assistance of Alex. Brown, prepared an offering memorandum which was provided to potential acquirors. Prior to receiving a copy of the offering memorandum, such parties were required to execute confidentiality agreements. Ninety-eight parties were contacted regarding their interest in a transaction with the Company, and forty-two potential acquirors executed confidentiality agreements and were provided with a copy of the offering memorandum.

         Based on the information contained in the offering memorandum, eleven parties submitted written preliminary non-binding indications of interest relating to the acquisition of the Company at the October 29, 1997 deadline.

         On November 19, 1997, the Board met with representatives of Alex. Brown and the Company's legal counsel, Blank Rome Comisky & McCauley LLP. At the meeting, Alex. Brown reviewed the process for the solicitation of indications of interest and the proposals received. The Board then discussed with representatives of Alex. Brown and the Company's legal counsel the next phase of the process and authorized the Company to respond to the due diligence requests of the interested parties.

         From November to mid-January, six companies which submitted preliminary indications of interest, including Kingsway, performed on-site due diligence on the Company. On January 16, 1998, two of the six companies which performed due diligence on the Company, including Kingsway, submitted non-binding conditional proposals to the Company. Kingsway's initial proposal contemplated an offer of cash or stock in exchange for the Common Stock, subject to additional actuarial, legal and accounting due diligence. The other proposal contemplated an offer to acquire only the stock of Lincoln.

         On January 21, 1998, the Board met with representatives of Alex. Brown and the Company's legal counsel. Alex. Brown reviewed with the Board the process for solicitation of indications of interest, the results of the solicitation process and the two proposals received, including Alex. Brown's financial analysis of those proposals. At that time, the Company agreed to enter into a period of exclusive due diligence with Kingsway, and to discontinue talks with the other company.

         In February of 1998, Kingsway completed its due diligence, but did not make a final proposal. As a result, there were no proposals to acquire the Company at a value that the Board would consider.

         Subsequent thereto, Kenneth Taylor received unsolicited, direct telephone inquiries regarding the acquisition of the Company from five additional companies. These telephone calls resulted in various meetings with Mr. Taylor as well as the completion of varying levels of due diligence. No formal proposals were submitted to the Company.

         At a meeting on April 21, 1998, the Board discussed the various inquiries that the Company had received, the prospects that any of these inquiries would result in an acceptable proposal and the alternatives available to the Company if no acceptable proposal was received. Walshire subsequently formally terminated its engagement with Alex. Brown as of May 14, 1998 because the formal auction process had ended.

         After the announcement of the Company's first quarter 1998 earnings on May 14, 1998, four companies contacted Kenneth Taylor and expressed interest in the Company, including Kingsway (acting through its financial advisor) and two other parties previously contacted by Alex. Brown. Effective June 18, 1998, Walshire re-engaged BT Alex. Brown Incorporated ("BT Alex. Brown"), the successor to Alex. Brown.

         Subsequent to their re-engagement, BT Alex. Brown contacted the four companies then expressing interest in the Company, as well as other parties who had previously expressed a serious interest in the Company. Over a three week time period commencing June 18, 1998, BT Alex. Brown, Kenneth Taylor and Gary Orndorff met with several of these parties during their due diligence investigation. Among these meetings was a June 25, 1998 meeting involving William Star, Chairman of Kingsway, Shaun Jackson, the Executive Vice President and Chief Financial Officer of Kingsway and Kingsway's financial advisors, during which the Company's market, business, competition, loss reserves, underwriting and claims experience and future prospects were discussed informally in furtherance of Kingsway's possible development of a proposal to acquire the Company.

         On July 29, 1998, the Board met with representatives of the Company's legal counsel to review the status of the current discussions that the Company was having with several interested parties.

         On July 30, 1998, the Board met with representatives of BT Alex. Brown and the Company's legal counsel. At the meeting, BT Alex. Brown reviewed the proposals that had been submitted since their re-engagement, including Kingsway's proposal, and answered the questions of the Board. The Board asked Alex. Brown to clarify and to respond to selected terms of each of the proposals and to report back to the Board on July 31, 1998.

         On July 31, 1998, the Board held a telephonic meeting with representatives of BT Alex. Brown and the Company's legal counsel. BT Alex. Brown reported on the final four proposals that they had received. Kingsway and another company ("Bidder Two") had made proposals contemplating cash offers, with the offer by Bidder Two being subject to additional due diligence. Bidder Two's proposal (which was ultimately turned down) was for $7.25 in cash per share of Common Stock. The proposal from the third bidder ("Bidder Three") was for the acquisition of Lincoln only, and was subject to the commencement and completion of due diligence. Bidder Three's proposal involved a potential purchase price for Lincoln only in the range of $35 to $37 million. The proposal from the fourth bidder ("Bidder Four") was also subject to additional due diligence. This offer contemplated a purchase price equal to the Company's June 30, 1998 book value, less $3 million, or $7.61 per share of Common Stock. Bidder Four's proposal contemplated either 100% stock consideration or a mixture of stock and cash consideration, with the cash component limited to 30% of the total consideration to be delivered.

         As discussed below, of the final four proposals received, Kingsway's proposal was the highest per share cash proposal and contained no contingencies regarding financing or additional due diligence. Kingsway's initial offer was to pay $8.00 in cash for each share of Common Stock, plus an additional $1.00 in cash per share contingent upon development of the Company's loss reserve through December 31, 1999. Subsequently, by letter dated July 31, 1998, Kingsway amended its offer, following discussions with Kenneth Taylor, Gary Orndorff and the Company's financial advisors, to give the Company the choice between the initial offer and the $8.25 offer. In addition, Kingsway indicated its intent to proceed with the Merger on substantially the terms and conditions of the merger agreement proposed by the Company. The Board authorized Kenneth Taylor, Gary Orndorff and its legal and financial advisors to negotiate the terms of a definitive acquisition agreement with Kingsway.

         The Company and Kingsway negotiated the specific terms of the Merger Agreement and related agreements from August 3 to August 11, 1998.

         A meeting was held on August 3, 1998, at which Kenneth Taylor, Shaun Jackson, Executive Vice President and Chief Financial Officer of Kingsway, and representatives of Kingsway's and the Company's financial and legal advisors were present. The principal points of negotiation at this meeting involved: (i) Kingsway's request for a condition to closing limiting the maximum number of dissenting shares, (ii) a termination fee that would be payable by the Company under certain circumstances, and (iii) a condition to closing relating to material adverse changes in the Company's business. The parties also reviewed and discussed the comments of Kingsway and its advisors on the Merger Agreement at this meeting.

         From August 3, 1998 to August 10, 1998, a number of telephone discussions were held among Kenneth Taylor, Gary Orndorff, Chief Financial Officer of the Company, Shaun Jackson, and the respective legal counsel and financial advisors for the Company and Kingsway, relative to the principal points of negotiation discussed above and various other issues in the Merger Agreement.

         A second meeting was held on August 11, 1998, at which the officers mentioned above (including Gary Orndorff) were again joined by representatives of their respective legal and financial advisors. At this meeting, negotiations on the merger were completed, including: (a) resolution of issue regarding the condition to closing relating to dissenting shares, (b) an agreement on the amount of the termination fee and the circumstances under which it would be paid, (c) an agreement as to the condition to closing regarding adverse changes relating to the Company, and (d) resolution of other technical points within the agreement. After the Merger Agreement was refined into final form, the negotiations were adjourned to allow the Company's Board of Directors to meet. Immediately following this meeting, the parties reconvened and executed the Merger Agreement.

     APPROVAL BY THE WALSHIRE BOARD

     On August 11, 1998, the Board held a special meeting and unanimously approved the sale of the Company to Kingsway, authorized the execution of the Merger Agreement and further authorized the Company's executive officers to take whatever steps may be necessary to consummate the Merger. The Board considered a number of factors in deciding whether to approve the sale of the Company to Kingsway. These factors included: (i) the market conditions in the property and casualty insurance industry, particularly in a commercial automobile physical damages and liability lines of business; (ii) the Company's current operating performance and competitive position; (iii) the solicitation process described above; (iv) whether financing, additional due diligence or any other contingencies existed with respect to a particular proposal; (v) whether substantial modifications to the Merger Agreement would be required, particularly modifications which would impose a substantial burden on the Company or its shareholders; (vi) the overall value of Kingsway's proposal, and a presentation by BT Alex. Brown and its oral opinion that the consideration of $8.25 per share of Common Stock in cash to be received by the holders of Common Stock is fair, from a financial point of view, to such holders; and (vii) the best interests of the Company, including the effects of the sale of the Company to Kingsway on the Company's employees, independent agents and policyholders and on the community in which the Company is headquartered.

     In evaluating Kingsway's proposal in light of the foregoing factors, the Board noted the following, which lead the Board to believe that the Merger Proposal was in the best interests of the Company and its shareholders: (i) the proposal made by Kingsway was the highest cash proposal received for the Company and resulted from an extensive auction process for the Company; (ii) Kingsway's proposal was an all-cash offer with no financing, additional due diligence or other significant contingencies; (iii) Kingsway indicated its intent to proceed with the Merger on substantially the terms and conditions of the Merger Agreement proposed by the Company; and (v) Kingsway stated its intention to maintain a presence in York, Pennsylvania, and continue to employ most of the Company's management and employees.

     The Board believed that in addition to Kingsway's offer being the highest cash offer, Kingsway's offer did not present any significant negative factors relative to the three other proposals received. The Board also concluded that Kingsway's offer, which indicated an intention to preserve a business presence in York, Pennsylvania, was preferable to offers that provided no assurance that the Company's sale would not materially and adversely effect the community in which the Company has maintained its principal offices. Also, to provide certainty and expedience in reaching a closing and receiving the consideration in a proposed transaction, the Board believed that an offer that contained no due diligence contingency, no earn-out or contingent payments and no financing contingency was preferable to a proposal that contained such terms, all other factors being equal.

     In view of the wide range and variety of factors considered in its analysis, the Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered by it. However, after taking into account all factors as a whole, the Board unanimously agreed that the Merger Proposal was fair to, and in the best interests of, the Company and its shareholders.

     FAIRNESS OPINION OF BT ALEX. BROWN

     BT Alex. Brown acted as financial advisor to the Company in connection with the Merger. At the August 11, 1998 meeting of the Company's Board of Directors, BT Alex. Brown delivered its oral opinion to the Board, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by BT Alex. Brown, the consideration to be received by holders of Common Stock in the Merger was fair, from a financial point of view, to the holders of such Common Stock.

     THE FULL TEXT OF BT ALEX. BROWN'S WRITTEN OPINION, DATED AUGUST 11, 1998 (THE "BT ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY BT ALEX. BROWN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE SUMMARY OF THE BT ALEX. BROWN OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

     In connection with BT Alex. Brown's role as financial advisor to the Company, and in arriving at its opinion, BT Alex. Brown has, among other things, reviewed certain publicly available financial information and other information concerning the Company and certain internal analysis and other information furnished to it by the Company. BT Alex. Brown also held discussions with members of the senior management of the Company regarding its business and prospects. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the common stock of the Company, (ii) compared certain financial and stock market information for the Company with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of a draft of the Merger Agreement and certain related documents, and (v) performed such other studies and analysis and considered such other factors as it deemed appropriate.

     In preparing its opinion, BT Alex. Brown did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all such information. BT Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts and projections made available to BT Alex. Brown and used it its analysis, BT Alex. Brown assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of the Company as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. The BT Alex. Brown Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Alex. Brown as of, the date of such opinion.

     For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis, the Merger would be consummated on the terms and subject to the conditions described in the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without any waiver thereof.

     Set forth below is a brief summary of all of the material financial analyses performed by BT Alex. Brown in connection with its opinion and reviewed with the Company's Board of Directors at its meeting on August 11, 1998.

     HISTORICAL STOCK PERFORMANCE. BT Alex. Brown reviewed and analyzed recent and historical market prices and trading volume for the Common Stock and compared such market prices to certain stock market and industry indices.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. BT Alex. Brown compared certain financial information and commonly used valuation measurements for the Company to corresponding information and measurements for a group of eleven publicly traded commercial lines property and casualty insurance companies with latest twelve months ("LTM") returns on equity ("ROE") of less than 10% consisting of Allcity

Insurance Company, American Indemnity Financial Corporation, Baldwin & Lyons Inc., W.R. Berkeley Corp., EMC Insurance Group Inc., Gainsco Inc., Gryphon Holdings Inc., Highlands Insurance Group Inc., Intercargo Corp., Old Guard Group Inc., and Reliance Group Holdings Inc. (collectively, the "Selected Companies"). Such financial information and valuation measurements included, among other things, (i) common equity market valuation ("Equity Value"); (ii) LTM ROE; (iii) 1997 ROE; (iv) the multiple of Equity Value to LTM net operating income; (v) the multiple of Equity Value to 1998 estimated net earnings; (vi) the multiple of Equity Value to 1999 estimated net earnings; and (vii) the multiple of Equity Value to common shareholders' equity ("Book Value"). To calculate the trading multiples for the Selected Companies, BT Alex. Brown used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES") and First Call ("First Call"). IBES and First Call are data services that monitor and publish compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. To calculate the trading multiples for the Company, BT Alex. Brown used publicly available information concerning historical financial performance and used internal estimates concerning projected financial performance. BT Alex. Brown calculated that, based on the closing stock prices on August 7, 1998, the multiple of Equity Value to LTM net operating income was not meaningful (ANM") for the Company, compared to a range of 7.8x to 13.0x, with a median of 12.3x, for the Selected Companies; the multiple of Equity Value to 1998 estimated net earnings was NM for the Company, compared to a range of 12.8x to 18.7x, with a median of 13.6x, for the Selected Companies; the multiple of Equity Value to 1999 estimated net earnings was 9.7x for the Company, compared to a range of 9.1x to 16.8x, with a median of 11.2x for the Selected Companies; and the multiple of Equity Value to Book Value was 0.6x for the Company, compared to a range of 0.6x to 1.3x, with a median of 0.9x, for the Selected Companies. Net operating losses for the LTM and 1998 forecast periods caused the related multiples to be NM.

     BT Alex. Brown noted that based on the consideration to be paid in the Merger, the multiples of Equity Value to LTM net operating income; 1998 estimated net earnings; 1999 estimated net earnings and Book Value were NM, NM, 14.1x and 1.04x, respectively. BT Alex. Brown also noted that the Company's LTM ROE was negative 6.5%.

     In addition, BT Alex. Brown compared certain financial information and commonly used valuation measurements for the Company to corresponding information and measurements for a group of three publicly traded Commercial Lines Property and Casualty companies with LTM ROE of greater than 10% consisting of Donegal Group Inc., Old Republic International Corporation and Selective Insurance Group (collectively, the "Selected Companies with ROE greater than 10%"). Such financial information and valuation measurements included, among other things, (i) Equity Value; (ii) LTM ROE; (iii) 1997 ROE; (iv) the multiple of Equity Value to LTM net operating income; (v) the multiple of Equity Value to 1998 estimated net earnings; (vi) the multiple of Equity Value to 1999 estimated net earnings; and (vii) the multiple of Equity Value to Book Value. To calculate the trading multiples for the Selected Companies with ROE greater than 10%, BT Alex. Brown used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by IBES and First Call. To calculate the trading multiples for the Company, BT Alex. Brown used publicly available information concerning historical financial performance and used internal estimates concerning projected financial performance. BT Alex. Brown calculated that, based on the closing stock prices on August 7, 1998, the multiple of Equity Value to LTM net operating income was NM for the Company, compared to a range of 8.9x to 12.0x, with a median of 9.4x, for the Selected Companies with ROE greater than 10%; the multiple of Equity Value to 1998 estimated net earnings was NM for the Company, compared to a range of 9.5x to 12.2x, with a median of 12.2x, for the Selected Companies with ROE greater than 10%; the multiple of Equity Value to 1999 estimated net earnings was 9.7x for the Company, compared to a range of 8.7x to 11.2x, with a median of 11.2x for the Selected Companies with ROE greater than 10%; and the multiple of Equity Value to Book Value was 0.6x for the Company, compared to a range of 1.0x to 1.6x, with a median of 1.4x, for the Selected Companies with ROE greater than 10%.

     BT Alex. Brown noted that based on the consideration to be paid in the Merger, the multiples of Equity Value to LTM net operating income, 1998 estimated net earnings, 1999 estimated net earnings and Book Value were NM, NM, 14.1x and 1.04x, respectively. BT Alex. Brown also noted that the Company's LTM ROE was negative 6.5%.

     None of the companies used as a comparison are identical to the Company. Accordingly, BT Alex. Brown believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in BT Alex. Brown's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of 22 selected proposed, pending or completed mergers and acquisition transactions since April 1995 involving companies in the Property and Casualty Industry (the "Selected Transactions"). BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Merger based on the Purchase Price. The transactions reviewed were (i) Business Insurance Company and other units of Business Insurance Group, Inc., acquired by Superior National Insurance Group Inc., announced May, 1998; (ii) Nobel Insurance Limited acquired by RenaissanceRe Holdings Limited, announced December, 1997, (iii) independent agency business of TIG Holdings acquired by Nationwide Mutual Insurance Company, announced October, 1997, (iv) Western Indemnity Insurance Company acquired by Frontier Insurance Company, announced October, 1997; (v) The Resolution Group, Inc. acquired by TRG Holdings Corporation, announced September, 1997; (vi) Westchester Specialty Group, Inc. acquired by ACE Limited, announced September, 1997; (vii) Unionamerica Holdings plc acquired by MMI Companies Inc., announced June, 1997; (viii) Houston General Insurance Company acquired by Commercial Union plc, announced May, 1997; (ix) Industrial Indemnity Inc. acquired by Fremont General Corporation, announced May, 1997; (x) American Country Insurance Company acquired by The Western Systems Corporation, announced May, 1997; (xi) Anthem Casualty Insurance Company and Shelby Insurance Company acquired by Vesta Insurance Group Inc., announced April, 1997; (xii) Lyndon Insurance Group acquired by Frontier Insurance Group Inc., announced March, 1997; (xiii) Crop Growers Corporation acquired by Fireman's Fund Insurance Company, announced March, 1997; (xiv) Midland Financial Group Inc. acquired by Progressive Corporation, announced November, 1996; (xv) International Indemnity Group, Inc. acquired by Queensway Financial Holdings Limited, announced September, 1996; (xvi) Citizens Security Group Inc. acquired by Meridian Insurance Group Inc., announced February, 1996; (xvii) American Southern Insurance Company acquired by Atlantic American Corporation, announced October, 1995; (xviii) Safety National Casualty Corporation acquired by Delphi Financial Group Inc., announced October, 1995; (ix) Hoosier Insurance Company acquired by General Casualty Company of Wisconsin, announced June, 1995; (xx) Milwaukee Insurance Group acquired by Unitrin Inc., announced June, 1995; (xxi) Viking Insurance Holdings acquired by Guaranty National Corporation, announced April, 1995 and (xxii) Lincoln Insurance Company acquired by Markel Corporation, announced April, 1995. BT Alex. Brown calculated that the multiple of Equity Value implied by the Purchase Price to LTM net operating income was NM for the Merger compared to a range of 7.2x to 27.2x, with a median of 16.1x for the Selected Transactions. BT Alex. Brown calculated that the multiple of Equity Value implied by the Purchase Price to Book Value was 1.04x for Walshire Assurance Company, compared to a range of 0.9x to 2.0x, with a median of 1.2x, for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions for the period in which the Selected Transactions occurred.

     In addition, BT Alex. Brown reviewed the financial terms, to the extent publicly available, of 10 selected distressed proposed, pending or completed mergers and acquisition transactions since February 1993 involving companies in the property and casualty industry (the "Selected Distressed Transactions"). BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Distressed Transactions and compared them to corresponding financial multiples for the Merger based on the
Purchase Price.   The transactions reviewed were: (i) Business Insurance Company and other units of Business Insurance Group Inc. acquired by Superior National Insurance Group Inc., announced May, 1998; (ii) Golden Eagle Insurance Company acquired by Liberty Mutual Group announced April, 1997; (iii) Midland Financial Group acquired by Progressive Corporation, announced November, 1996; (iv) International Indemnity Group Inc. acquired by Queensway Financial Holdings Limited, announced September, 1996; (v) Pac Rim Holding Corporation acquired by Superior National Insurance Group Inc. announced September, 1996; (vi) Vik Brothers Insurance Inc. acquired by Highlands Insurance Group, Inc. announced June, 1996; (vii) Skandia America Reinsurance Corporation acquired by Fairfax Financial Holdings Limited announced March, 1996; (viii) Continental Corporation acquired by CNA Financial Corporation announced December, 1994; (ix) ARMCO Inc. acquired by Vik Brothers Insurance Inc. announced August, 1994 and (x) American Reliance Group Inc. acquired by Vik Brothers Insurance Inc. announced February, 1993. BT Alex. Brown calculated that the multiple of Equity Value to LTM net operating income was NM for the Merger and NM for the Selected Distressed Transactions. BT Alex. Brown calculated that the multiple of Equity Value implied by the Purchase Price to Book Value was 1.04x for Walshire Assurance Company, compared to a range of 0.9x to 2.0x, with a median of 1.0x, for the Selected Distressed Transactions. All multiples for the Selected Distressed Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions for the period in which the Selected Distressed Transactions occurred.

     Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the 32 companies involved in the Selected Non-Distressed Transactions and Selected Distressed Transactions, BT Alex. Brown believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in BT Alex. Brown's opinion, concerning differences between the characteristics of these transactions and the Merger that could affect the value of the subject companies and businesses and the Company.

     DIVIDEND DISCOUNT ANALYSIS. BT Alex. Brown performed a dividend discount analysis of the Company. BT Alex. Brown calculated the dividend discount values for the Company as the sum of the net present values of (i) the estimated future dividends that the Company will generate for the years 1999 through 2003, plus
(ii) the net present value of the terminal value of the Company at the end of such period. The estimated future dividends were based on the financial projections for the Company for the years 1999 through 2003 prepared by the Company's management. The terminal value at the end of 2003 was calculated using a range of values based on a range of multiples of book value of 0.9x to 1.3x and a range of multiples of LTM net operating income of 12.0x to 14.0x. The multiples used to calculate terminal value were based on the trading characteristics of the Selected Companies with ROE less than 10% and the Selected Companies with ROE greater than 10%. BT Alex. Brown used discount rates ranging from 12.5% to 17.5%. BT Alex. Brown used such discount rates based on its judgment of the estimated weighted average cost of capital of the Selected Companies with ROE less than 10% and Selected Companies with ROE greater than 10%. This analysis indicated a range of values of $5.31 to $9.40 per share.

     The foregoing summary describes all analysis and factors that BT Alex. Brown deemed material in its presentation to the Company's Board of Directors, but is not a comprehensive description of all analysis performed and factors considered by BT Alex. Brown in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. BT Alex. Brown believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered without considering all analysis and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, BT Alex. Brown did not assign specific weights to any particular analysis.

     In conducting its analysis and arriving at its opinions, BT Alex. Brown utilized a variety of generally accepted valuation methods. The analysis was prepared solely for the purpose of enabling BT Alex. Brown to provide its opinion to the Company's Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of Walshire Common Stock in the Merger and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analysis, BT Alex. Brown made, and was provided by the Company's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control.

Analysis based on estimates or forecasts of future results is not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analysis. Because such analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or their respective advisors, neither the Company nor BT Alex. Brown nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the Merger were determined through negotiations between the Company and Kingsway and were approved by the Company's Board of Directors. Although BT Alex. Brown provided advice to the Company during the course of these negotiations, the decision to enter into the Merger was solely that of the Company's Board of Directors. As described above, the opinion and presentation of BT Alex. Brown to the Company's Board of Directors were only one of a number of factors taken into consideration by the Company's Board of Directors in making its determination to approve the Transaction. The BT Alex. Brown Opinion was provided to the Company's Board of Directors to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Common Stock as to how to vote with respect to the Merger.

     The Company selected BT Alex. Brown as financial advisor in connection with the Merger based on BT Alex. Brown's qualifications, expertise, reputation and experience in mergers and acquisitions. The Company has retained BT Alex. Brown pursuant to a letter agreement dated June 18, 1998 (the "Engagement Letter").
As compensation for BT Alex. Brown's services in connection with the Merger, the Company has agreed to pay BT Alex. Brown a cash fee of $37,500 and an opinion fee of $250,000 and has agreed to pay an additional cash fee of approximately $415,000 if the Merger is consummated. Regardless of whether the Merger is consummated, the Company has agreed to reimburse BT Alex. Brown for reasonable fees and disbursements of BT Alex. Brown's counsel and all of BT Alex. Brown's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of BT Alex. Brown under the Engagement Letter. The Company has also agreed to indemnify BT Alex. Brown and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Merger.

     BT Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of BT Alex. Brown has, from time to time, provided investment banking services to the Company for which it has received compensation.

In the ordinary course of its business, members of BT Alex. Brown and its affiliates may actively trade securities of the Company for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in such securities.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the overall analysis or of the summary set forth above, without considering the overall analysis as a whole, could create an incomplete view of the processes underlying BT Alex. Brown's opinion. In arriving at its fairness determination, BT Alex. Brown considered the results of all such analysis. No company or transaction used in the BT Alex. Brown's analysis as a comparison is directly comparable to the Company or the contemplated transaction. The BT Alex. Brown Opinion was prepared solely for purposes of advising the Board as to the fairness of the $8.25 per share in cash to be received by the holders of the Common Stock pursuant to the Merger Agreement and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. Analysis based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analysis. Because such analysis are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Kingsway, Kingsway America, W Acquisition, the Financial Advisor or any other person assumes responsibility if future results are materially different from those forecast. As described above, the BT Alex. Brown Opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the overall analysis performed by BT Alex. Brown and is qualified by reference to the BT Alex. Brown Opinion.

     EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time of filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania (the "Articles of Merger"), in accordance with the BCL, or at such other time as specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing (the "Closing") will be held on a date set by Kingsway America (the "Closing Date"), which date will be within ten business days following the later of (i) the date of the approval of the Merger Proposal by the Company's shareholders and (ii) the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived. See "Terms of the Merger Agreement -- Conditions to the Merger" below.

     TERMS OF THE MERGER AGREEMENT

     GENERAL. Pursuant to the Merger Agreement, W Acquisition will be merged with and into the Company at the Effective Time. The separate corporate existence of W Acquisition will thereupon cease, and the Company will continue as the surviving corporation and succeed to and assume all the rights and obligations of W Acquisition in accordance with the BCL and the Merger Agreement. Also at the Effective Time, Kingsway America will become the sole shareholder of the surviving corporation, the directors of W Acquisition will become the directors of the surviving corporation, and the officers of the Company will become the officers of the surviving corporation. From and after the Effective Time, all of the shares of Common Stock and Preferred Stock will no longer be outstanding and will be cancelled and retired and cease to exist, and holders of certificates theretofore evidencing such shares will cease to have any rights as shareholders, except as otherwise provided in the Merger Agreement or by law. No transfer of shares of Common Stock or Preferred Stock will otherwise be made on the stock transfer books of the Company after the Effective Time. Options to acquire company stock will be deemed to have been exercised on the business day immediately preceding the closing of the Merger and holders will therefore receive the consideration payable to holders of Common Stock generally. See "-- Options" below.

     MERGER CONSIDERATION AND EXCHANGE OF CERTIFICATES. At the Effective Time (other than (i) shares owned by the Company, Kingsway, Kingsway America, W Acquisition or any other direct or indirect wholly-owned subsidiary of Kingsway America or the Company, and (ii) holders of shares who properly exercise their rights as dissenters under the BCL (See THE MERGER -- Dissenters' Rights)), each issued and outstanding share of Common Stock will automatically be converted into the right to receive $8.25 in cash and each issued and outstanding share of Preferred Stock will automatically be converted into the right to receive $50.00 in cash, plus accrued and unpaid dividends, in each case without interest (the "Merger Consideration"), and Kingsway America will deposit with or for the account of a bank or trust company selected by Kingsway America and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of those persons who were shareholders of the Company immediately prior to the Effective Time, cash in immediately available same-day funds payable as Merger Consideration (the "Exchange Fund"). Each share of Common Stock or Preferred Stock owned by the Company, Kingsway, Kingsway America, W Acquisition or any other direct or indirect wholly-owned subsidiary of Kingsway America or the Company shall be canceled and retired without consideration upon the Effective Time. Promptly after the Effective Time, the Exchange Agent will mail to each former shareholder of the Company (i) a form of letter of transmittal and (ii) instructions for use in surrendering such shareholder's Common Stock and/or Preferred Stock certificates in exchange for payment. Upon surrender of a Common Stock and/or a Preferred Stock certificate to the Exchange Agent, together with a signed letter of transmittal and any other required documents, the holder of the Common Stock and/or Preferred Stock certificate will be entitled to receive the Merger Consideration, without interest thereon, for each of the shares of Common Stock and/or Preferred Stock represented by the certificate, and the certificate so surrendered will be canceled. Until surrendered, certificates formerly evidencing shares of Common Stock and/or Preferred Stock will be deemed for all purposes to evidence only the right to receive the Merger Consideration, or, if such shares are owned by a shareholder who has properly exercised such shareholder's rights as a dissenter pursuant to the BCL, the "fair value" therefor (as defined in the BCL). See THE MERGER -- Dissenters' Rights. No interest will accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock.

     Payment of the Merger Consideration will be made by check mailed within three business days after the surrender of the stock certificate and the submission of the properly completed letter of transmittal; provided, that any shareholder holding in excess of 10% of the Company's shares as of the Record Date will be entitled to receive payment by wire transfer of immediately available funds not later than one business day after such surrender and submission. Any portion of the Exchange Fund which remains undistributed to former shareholders of the Company 365 days after the Effective Time will be delivered to Kingsway America, upon demand of Kingsway America, and any former shareholders of the Company may thereafter look only to Kingsway America for payment of their claim for the Merger Consideration.

     OPTIONS. Prior to the Closing Date, the Company will cause each outstanding option to acquire capital stock of the Company ("Company Option") to be amended in the following respects: (i) each Company Option, whether or not such Company Option is then exercisable, shall become fully vested and exercisable as of the close of business on the business day immediately preceding the Closing Date, (ii) each Company Option shall terminate as of the Effective Time unless exercised prior to the Effective Time, and (iii) each holder of a Company Option shall be deemed as of the business day immediately prior to the Closing Date to have irrevocably exercised in full such Company Option as of such business day by means of a "cashless" exercise pursuant to which the Company, when issuing shares of Common Stock on exercise, will withhold from such issuance shares with an aggregate value (when valued at $8.25 per share) equal to the sum of (i) the aggregate exercise price payable upon such exercise, in lieu of the payment by the holder of such exercise price in cash, and (ii) any applicable tax withholding. Other than payment of the Merger Consideration with respect to shares received upon the deemed exercise of the Company Options, no payment, assumption or conversion shall occur in the Merger with respect to the Company Options. All shares issued upon exercise of Company Options pursuant to this Section shall be deemed issued and outstanding at the Effective Time for purposes of the Merger. Consequently such shares will be exchanged on the same basis as all other shares. See - "Merger Consideration and Exchange of Certificates" above.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties made by each of the Company, Kingsway, Kingsway America and W Acquisition that are customary for a transaction such as the Merger. The Company represents and warrants as to the following matters, among others: (i) organization and corporate power; (ii) authority to enter into the Merger Agreement; (iii) necessary governmental approvals; (iv) no violation of certain instruments or of any law resulting from the execution and performance of the Merger Agreement; (v) capitalization; (vi) assets necessary to carry on the operations of the business; (vii) the subsidiaries of the Company; (viii) financial statements and reports filed with the Securities and Exchange Commission and state insurance departments; (ix) the conduct of the business of the Company from June 30, 1998 to the date of the Merger Agreement; (x) material liabilities and investments; (xi) material contracts; (xii) non-claims litigation; (xiii) compliance with law; (xiv) good title to properties; (xv) licenses, permits and regulatory matters; (xvi) certain tax matters and employee benefit plans; (xvii) environmental matters; (xviii) intellectual property and software; (xix) labor matters; (xx) loans and advances; (xxi) the information contained in this Proxy Statement; (xxii) brokers; (xxiii) Pennsylvania takeover laws; (xxiv) related party transactions; and (xxv) the BT Alex. Brown Opinion.

     Kingsway and Kingsway America jointly and severally represent and warrant in the Merger Agreement as to the following matters, among others: (i) organization and corporate power; (ii) authority to enter into the Merger Agreement; (iii) necessary governmental approvals; (iv) no violation of certain instruments or of any law resulting from the execution and performance of the Merger Agreement; (v) financing; (vi) certain litigation; (vii) brokers; (viii) lack of prior activity by, and absence of liability of, W Acquisition; (ix) financial statements and reports filed with Canadian securities regulatory authorities; and (x) the information contained in this Proxy Statement.

     All of the representations and warranties set forth in the Merger Agreement will terminate at the Closing.

     CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO THE MERGER. The Company has agreed that, from the date of the Merger Agreement to the Closing Date, it will, and will cause its subsidiaries to, (a) conduct their respective operations according to their ordinary course of business consistent with past practice (including, among other things, underwriting, pricing, actuarial and investment policies generally), (b) use commercially reasonable efforts to preserve intact their respective business organizations, keep available services of officers and employees and maintain existing relationships with agents, reinsurers and customers and, except as contemplated by the Merger Agreement, will not take certain actions without the prior written consent of Kingsway America, which actions include, among others:
(i) amendment of its articles of incorporation or bylaws; (ii) the issuance or sale of any shares of its capital stock, except for shares issued in connection with any employer contribution made pursuant to the Company's 401(k) Plan, Company Options, or the conversion of Preferred Stock; (iii) stock splits, combinations or reclassifications, dividends (other than the Company's regular quarterly dividends upon the Preferred Stock in an amount equal to $.8125 per share) or stock redemptions or repurchases; (iv) incur any indebtedness for borrowed money (except for short-term indebtedness incurred in the ordinary course of business consistent with past practice pursuant to existing lines of credit or extensions or renewals thereof); (v) enter into, adopt, terminate or amend any bonus, compensation or other employee benefit plan or other arrangement for the benefit or welfare of any director, officer or employee of Company (except for changes in base compensation and bonuses, and changes in benefits in accordance with plans or arrangements in effect as of the date hereof, in the ordinary course of business consistent with past practice); (vi) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole; (vii) change any of the accounting practices used by it, except as may be required as a result of a change in law, generally accepted accounting principles ("GAAP"), SEC guidelines or the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted, permitted or promulgated by the respective states of incorporation or domicile of the Company and its insurance subsidiaries employed in a consistent matter throughout the periods involved; (viii) change the method of determining the GAAP reserves for any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax; (ix) acquire any business organization or division thereof or authorize any new capital expenditures which, in the aggregate, are in excess of $500,000; (x) pay any material liabilities, other than in the ordinary course of business consistent with past practice or in accordance with their terms; (xi) terminate or materially amend certain agreements specified in the Merger Agreement; (xii) make any loans or investments in other entities or persons or create any mortgage, pledge or lien on the Company's assets outside of the ordinary course of business; (xiii) enter into any facultative reinsurance contract, other than in the ordinary course of business consistent with past practice, or commute any facultative reinsurance contract or (xiv) make any changes to current investment policies.

     ACCESS TO INFORMATION. The Company has agreed that, from the date of the Merger Agreement until the Closing Date, it will give Kingsway America full access to the offices, properties, books and records of the Company and its subsidiaries, subject to applicable confidentiality agreements and other contractual restrictions and to applicable legal privileges.

     NO SOLICITATION. Subject to proper exercise of the Board's fiduciary duties, the Company has agreed to cease immediately any existing discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to the sale of the Company and, subject to proper exercise of the Board's fiduciary duties, has agreed not to: (i) solicit or encourage any offers or proposals from third parties regarding the sale of the Company; (ii) engage in negotiations or discussions regarding any such third-party proposal; or (iii) agree to, approve or recommend any such third-party proposal.

     OTHER COMPANY COVENANTS. In addition to the covenants summarized above, the Company has agreed to, among other things: (i) promptly notify Kingsway America of any non-claims litigation in which the actual damages alleged exceeds $100,000 or any governmental proceeding seeking to prevent consummation of the Merger; (ii) take no action to terminate or amend any confidentiality agreement pursuant to which information was provided to any person other than Kingsway America; and (iii) cause a meeting of the shareholders to be duly called and held to consider and vote upon approval of the Merger and, subject to proper exercise of the Board's fiduciary duties, cause the Board to recommend, declare advisable and use all reasonable efforts to obtain such approval.

     KINGSWAY COVENANTS. Kingsway and Kingsway America have agreed to, among other things: (i) maintain as confidential all information provided by the Company prior to the Effective Time; (ii) continue to provide indemnification and insurance to the current or former officers and directors of the Company;
(iii) maintain certain employee benefit plans or benefit levels for certain specified periods; and (iv) continue the employment of the Company's and its subsidiaries' employees after the Merger on an at-will basis (subject to any applicable employment agreements).

     MUTUAL COVENANTS. In addition to the covenants summarized above, the Company, Kingsway and Kingsway America have agreed to, among other things: (i) subject to the terms and conditions of the Merger Agreement, use commercially reasonable efforts to take all actions reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; (ii) provide each other and their counsel the opportunity to review in advance and comment upon applications, notices and filings to obtain required regulatory approvals relating to the Merger; (iii) cooperate to make certain filings and obtain certain consents necessary to consummate the Merger; and (iv) consult with each other before issuing any press release.

     CONDITIONS TO THE MERGER. The obligation of Kingsway and Kingsway America to consummate the Closing is subject to the following conditions, among others:
(i) the truth, as of the Closing Date, of the representations and warranties of the Company contained in the Merger Agreement (except where the failure of such representations and warranties to be true (without giving effect to any materiality qualifications or materiality exceptions contained in the Merger Agreement) (A) would not have a material adverse effect on the Company, or (B) do not result in the Company's GAAP consolidated stockholders' equity being less than $28,508,000 as of the Closing Date); and (ii) the Company's performance in all material respects of its obligations under the Merger Agreement. The obligation of the Company to consummate the Closing is subject to the following conditions, among others: (i) the truth, as of the Closing Date, of the representations and warranties of Kingsway America contained in the Merger Agreement (except where the failure of such representations and warranties to be true (without giving effect to any materiality qualifications or materiality exceptions contained in the Merger Agreement) would not adversely affect the consummation of the Merger); and (ii) the performance by Kingsway and Kingsway America in all material respects of their obligations under the Merger Agreement. In addition, the obligations of Kingsway, Kingsway America and the Company to consummate the Closing are subject to the following conditions, among others: (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the transactions contemplated in the Merger Agreement shall have expired or been terminated (see "Regulatory Approvals" below); (ii) all other regulatory consents, approvals or clearances necessary for the consummation of the Closing shall have been obtained (see "Regulatory Approvals" below); and no other provision of law or regulation shall prohibit the Merger; and (iii) no temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated under the Merger Agreement.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing: (i) by mutual written agreement of the Company and Kingsway America; (ii) by either the Company or Kingsway America upon written notice to the other party if the Merger shall not have been consummated on or before December 31, 1998 (provided, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or has resulted in the failure of the Merger to occur on or before such date); (iii) by either the Company or Kingsway America if any court or other governmental body shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable, (iv) by either the Company or Kingsway America at any time prior to the Company shareholders' approval, if the Board of Directors of the Company agrees to, accepts or recommends an acquisition proposal from a third party to the shareholders of the Company; (v) by Kingsway America, if the Board of Directors of the Company shall have withdrawn, modified in any manner adverse to Kingsway America or refrained from recommending and/or declaring advisable the Merger Proposal; or (vi) by either Kingsway America or the Company if the Company shareholders' approval is not obtained.

     AMENDMENTS AND WAIVERS. Any provision of the Merger Agreement may be amended or waived if, but only if, such amendment or waiver is explicit and in writing and is signed, in the case of an amendment, by each party to the Merger Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     COSTS AND EXPENSES. The fee for filing the application pursuant to the HSR Act shall be paid by Kingsway America or Kingsway. All other fees and expenses incurred in connection with the Merger Agreement, including all brokers', finders', investment advisory or similar fees, will generally be paid by the party incurring or responsible for incurring such cost or expense. However, in the event that the Company or Kingsway America terminates the Merger Agreement due to the Company accepting an acquisition proposal from a third party, the Company shall, within five (5) business days of such termination, pay Kingsway America a break up fee of $1,750,000 and shall reimburse it for its reasonable out-of-pocket costs and expenses incurred between June 18, 1998 and the date of termination in connection with the Merger. In addition, if the Company or Kingsway America terminates the Merger Agreement due to failure of the Company to obtain shareholder approval, then the Company must reimburse Kingsway America for its reasonable out-of-pocket costs and expenses incurred between June 18, 1998 and the date of termination in connection with the Merger. These break-up fee and expense reimbursement provisions do not apply if Kingsway or Kingsway America shall have been in material breach of this Merger Agreement at the time it is terminated.

     FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash by a shareholder of the Company in exchange for such shareholder's shares of Common Stock and/or Preferred Stock pursuant to the Merger will constitute a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local, foreign and other tax laws. The federal income tax consequences to holders of shares of Common Stock and/or Preferred Stock who are citizens or residents of the United States will be as follows:

     1. Each holder of shares of Common Stock and/or Preferred Stock will recognize a gain or loss equal to the difference, if any, between (i) the amount of cash received and (ii) the holder's cost or other adjusted tax basis in the shares exchanged therefor.

     2. Such gain or loss will be a capital gain or loss (assuming the shares of Common Stock and/or Preferred Stock are capital assets in the hands of the shareholder). Any such capital gain or loss will be long-term or short-term depending on the applicable holding period that has been satisfied as of the Effective Time. The Code limits the deductibility of capital losses.

     3. Each shareholder of the Company will, in general, be required to provide to the Exchange Agent his or her Social Security number or other taxpayer identification number ("TIN"), or in some instances certain other information, in order to avoid "backup withholding" at a rate of 31% which might otherwise apply under the Code. A shareholder who does not furnish the correct TIN may be subject to a penalty imposed by the Internal Revenue Service.

     In view of the individual nature of tax consequences, each shareholder of the Company should consult a tax advisor as to the particular tax consequences of the Merger to the shareholder, including the effect and applicability of federal, state and other tax laws.

     REGULATORY APPROVALS

     State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. In accordance with the insurance holding company laws of Pennsylvania, Kingsway America, on behalf of itself and certain of its subsidiaries, has filed an application on Form A for the approval of the Merger with the Commonwealth of Pennsylvania Department of Insurance. As of the date of this Proxy Statement, the Pennsylvania Department of Insurance has not completed its review of the application. The Company will also submit various notices and other materials to the state insurance regulatory departments in each state where the

Company or any of its subsidiaries operates. The Merger is also subject to review under the HSR Act by the Federal Trade Commission and the Department of Justice.

DISSENTERS' RIGHTS

     Pursuant to the BCL, shareholders of the Company have the right to dissent from the Merger, and to obtain payment of the "fair value" (as defined in the BCL) of their shares, if the Merger is consummated. The term "fair value" means the fair value of the shares immediately before completion of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

     The following summary of the steps to be taken if the right to dissent is to be exercised is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the BCL, which are attached as Annex D of this Proxy Statement. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with these steps will result in the shareholder receiving the consideration contemplated by the Merger Agreement. Any shareholder of the Company who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the BCL.

     Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Time, may be sent to the Company at P.O. Box 3849, 3350 Whiteford Road, York, PA 17402-0138.

     A shareholder who wishes to dissent must file with the Company prior to the vote of shareholders on the Merger at the Special Meeting, a written notice of intention to demand that he be paid the fair value for his shares, if the Merger is effected, must effect no change in the beneficial ownership of his shares from the date of such filing through the Closing Date, and must refrain from voting his shares to approve the Merger. Although a vote by a shareholder in favor of the Merger proposal will disqualify such shareholder from pursuing appraisal rights, the shareholder need not cast a vote against the Merger Proposal to preserve such rights. Neither a proxy nor a vote against approval of the Merger will constitute the necessary written notice of intention to dissent. A beneficial owner of shares which are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of such record holder to such beneficial owner's exercise of dissenters' rights and must submit such consent to the Company, no later than the time of the filing of his notice of intention to dissent.

     If the Merger is approved by the required vote of the Company's shareholders at the Special Meeting, the Company will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the Merger. The notice will state where and when a demand for payment must be sent and certificates for the shares must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

     A shareholder who fails to timely demand payment or fails to timely deposit stock certificates, as required by the Company's notice, will not have any right to receive payment of the fair value of his shares.

     Promptly after completion of the Merger, or upon timely receipt of demand for payment if the Merger already has been completed, the Company will either remit to dissenters who have made demand and have deposited their stock certificates the amount that the Company estimates to be the fair value of such dissenters' shares or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and an income statement of the Company for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements, (ii) a statement of the Company's estimate of the fair value of the shares, and (iii) notice of the right of the dissenter to demand payment or supplemental payment under the BCL, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the BCL. If the Company does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then the Company will return any certificates that have been deposited. Returned certificates, and any certificates subsequently issued in exchange therefor, will be marked to record the fact that demand for payment has been made. Transferees of shares so marked shall not acquire any rights in the Company other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

     If a dissenter believes that the amount stated or remitted by the Company is less than the fair value of the dissenters' shares, he may send the Company his own estimate of the fair value of such shares, which shall be deemed to be a demand for payment of the amount of the deficiency. If the Company remits payment of its estimated value of a dissenter's shares, and the dissenter does not file his own estimate within 30 days after the mailing by the Company of its remittance, the dissenter will be entitled to no more than the amount remitted to him by the Company.

     Within 60 days after the latest to occur of completion of the Merger, timely receipt by the Company of any demands for payment, or timely receipt by the Company, as the case may be, of any estimates by dissenters of fair value, if any demands for payment remain unsettled, the Company may file in the Court of Common Pleas of York County, an application requesting that the fair value of the dissenters' shares be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

     If the Company were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against the Company may file an application in the name of the Company at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid the Company's estimate of the fair value of the dissenters' shares and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

     The Company intends to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then the Company intends to file an application requesting that the fair value of the dissenters' shares be determined by the Court.

                         MARKET PRICE OF COMMON STOCK

     On August 11, 1998, the business day prior to announcement of the Merger Agreement with Kingsway America, the high ask and low bid prices quoted for shares of Common Stock on the Nasdaq National Market System were $7.50 and $5.62, respectively. On _________, 1998, the high ask and low bid sales prices quoted for shares of Common Stock on the Nasdaq National Market System were $_______ and $________, respectively, and the closing sale price per share of Common Stock reported on the Nasdaq National Market System was $_________.

     There is no trading market for the Preferred Stock.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Except for ownership of the Company's securities, no director or executive officer of the Company or associate of any such director or executive officer has any substantial interest in the Merger, other than any interest arising from the ownership of such securities (in which case each such owner receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class of securities). For a description of the holdings of the Company's securities by officers and directors of the Company, see "Principal Shareholders" below.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated into this Proxy Statement by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997; and

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998.

     This Proxy Statement is accompanied by the Company's most recent Annual Report on Form 10-K and its most recent Quarterly Report of Form 10-Q.

     As used herein, the terms "Proxy Statement" and "herein" mean this Proxy Statement, including the documents incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of its documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Corporate Secretary, Walshire Assurance Company, P.O. Box 3849, 3350 Whiteford Road, York, Pennsylvania 17402-0138. Telephone requests may be directed to (717) 757-0000.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 12, 1998 by: (i) each person who is known by the Company to own beneficially more than five percent of Company's Common Stock; (ii) each of the Company' s directors; (iii) each of the Company's executive officers with salary and bonus over $100,000 for the last fiscal year; and (iv) all directors and executive officers of the Company as a group.

                                                            SHARES OF               PERCENT OF
                                                           COMMON STOCK            COMMON STOCK
                                                           BENEFICIALLY            BENEFICIALLY
              NAME AND ADDRESS/(1)/                         OWNED/(2)/                OWNED
--------------------------------------------------   ----------------------   --------------------
Peter D. Bennett /(3)/............................           12,310                      *

John J. Buchan, Jr./(4)/..........................           87,764                    2.0

Charles W. Hash, Jr./(5)/.........................          107,022                    2.4

Gary J. Orndorff/(6)/.............................           48,092                    1.1

L. Edward Sausman/(7)/............................          239,220                    5.4

Kenneth R. Taylor/(8)/............................          672,552                   14.5

William R. Tierney, Jr./(9)/......................          165,707                    3.6

Dimensional Fund Advisors Inc./(10)/..............          270,311                    6.1
     1299 Ocean Avenue, 11/th/ Floor
     Santa Monica, CA 90401

Charles W. Hash, Sr./(5)(11)/.....................          462,807                   10.4
     101 Lookout Court, South View Villas
     York, PA 17404

Markel Corporation/(12)/..........................          417,407                    8.9
     4551 Cox Road
     Glen Allen, VA 23060

All directors and officers as a group
  (9 persons)/(13)/...............................        1,358,119                   28.1

''''''''''''''''''''''''''''''
*Less than one percent

     /(1)/Except as otherwise indicated, the address of all beneficial owners listed is c/o the Company, 3350 Whiteford Road, P.O. Box 3849, York, PA 17402-0138.

     /(2)/The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the rules and regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same residence as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after August 12, 1998 (the "Record Date"). Beneficial ownership may be disclaimed as to certain of the securities. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him.

     /(3)/The shares shown as beneficially owned by Mr. Bennett include 12,200 shares subject to outstanding options exercisable within 60 days of the Record Date.

     /(4)/The shares shown as beneficially owned by Mr. Buchan include 53,345 shares held by Interstate Insurance Management, Inc. and 32,883 shares subject to outstanding options exercisable within 60 days of the Record Date. Mr. Buchan is President and majority shareholder of Interstate Insurance Management, Inc.

     /(5)/Charles W. Hash, Jr. is the son of Charles W. Hash, Sr. The shares shown as beneficially owned by Charles W. Hash, Jr., include 19,514 shares owned by Memorial Surgical Associates Retirement Fund, 16,954 shares that are owned jointly with his wife, 231 shares held by Mr. Hash's child and 32,883 shares subject to outstanding options exercisable within 60 days of the Record Date. Charles W. Hash, Sr. disclaims beneficial ownership of the shares owned by Charles W. Hash, Jr. and Charles W. Hash, Jr. disclaims beneficial ownership of the shares owned by Charles W. Hash, Sr.

     /(6)/The shares shown as beneficially owned by Mr. Orndorff include 147 shares that are jointly owned with his wife and 40,113 shares subject to outstanding options exercisable within 60 days of the Record Date.

     /(7)/The shares shown as beneficially owned by L. Edward Sausman include 309 shares that are owned jointly with his wife, 10,660 shares held by Mr. Sausman's wife and 10,798 shares subject to outstanding options exercisable within 60 days of the Record Date.

     /(8)/The shares shown as beneficially owned by Mr. Taylor include 18,319 shares of the Company's Common Stock held by Taylor & Ochroch, Inc. and 210,059 shares subject to outstanding options exercisable within 60 days of the Record Date. Mr. Taylor is President and owner of Taylor & Ochroch, Inc.

     /(9)/The shares shown as beneficially owned by William R. Tierney, Jr. include 24,805 shares subject to outstanding options exercisable within 60 days of the Record Date, 105,351 shares held by the Deed of Trust, dated January 27, 1988, for the benefit of William R. Tierney, Sr. and Emily Tierney, the parents of Mr. Tierney (the "Tierney Trust"), 7,510 shares held by the children of Mr. Tierney, 175 shares that are owned jointly with his wife and 20,349 shares held by Mr. Tierney's wife. Mr. Tierney disclaims beneficial ownership of the shares beneficially owned by the Tierney Trust.

     /(10)/The shares shown as beneficially owned by Dimensional Fund Advisors Inc. include 52,897 shares held by The DFA Investment Trust Company and 36,963 shares held by the DFA Investment Dimensions Group Inc.

     /(11)/The shares shown as beneficially owned by Mr. Hash, Sr. include 70,620 shares that are owned individually by his wife.

     /(12)/The shares shown as beneficially owned by Markel Corporation include 272,220 shares of the Company's Common Stock that may be acquired upon conversion of the Company's 62% Cumulative Convertible Preferred Stock and 30,077 shares as to which Markel Corporation has been given discretionary trading authority.

     /(13)/The shares shown as beneficially owned by all directors and officers as a group include an aggregate of 385,742 shares subject to options that are exercisable within 60 days of the Record Date.


                        INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick LLP acted as the Company's independent public accountants for the fiscal year ended December 31, 1997 [and has been selected by the Board of Directors to serve as the Company's independent public accoun tant for the fiscal year ending December 31, 1998. The selection of independent public accountants is not being submitted to shareholders for approval.] A representative of KPMG Peat Marwick LLP is expected to be present at the shareholders' meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no other business that will be presented for consideration at the Special Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the Special Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting;
(iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.


                   SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

     If the Merger is not completed, the Company will hold its regular annual meeting in 1999 for the election of directors. Shareholder proposals intended to be presented at the 1999 annual meeting must be submitted by December 16, 1998 to receive consideration for inclusion in the Company's 1999 proxy materials. The deadline for proposals to be submitted outside of the SEC Rule 14a-8 process (proposals not requested to be included in the Company's proxy materials) for consideration at the Company's annual meeting will be March 15, 1999. In the case of any such matters as to which the Company does not have notice on or before March 15, 1999, discretionary authority shall be granted to the designated proxy holders specified in the Company's proxy statement for the annual meeting.

                              By Order of the Board of Directors


                              ________________________________________
                              Gary J. Orndorff
                              Assistant Secretary

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 11, 1998

                                  BY AND AMONG

                       KINGSWAY FINANCIAL SERVICES INC.,
                             KINGSWAY AMERICA INC.,
                           W ACQUISITION CORPORATION

                                      AND

                           WALSHIRE ASSURANCE COMPANY

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE 1: DEFINITIONS                                                      1
    1.1  Definitions.....................................................    1
 ARTICLE 2: THE MERGER                                                       7
    2.1  The Merger......................................................    7
    2.2  Effective Time of the Merger....................................    7
    2.3  Terms of the Merger.............................................    7
    2.4  Effect of the Merger............................................    8
    2.5  Conversion or Cancellation of Shares in the Merger..............    8
    2.6  Payment for Shares in the Merger................................    8
    2.7  Status of Options...............................................    9
    2.8  Dissenting Shares...............................................   10
    2.9  Closing of the Company's Transfer Books.........................   10
    2.10 No Further Ownership Rights in the Company Common Stock.........   11
    2.11 No Liability....................................................   11
    2.12 Investment of Exchange Fund.....................................   11
 ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY                   11
    3.1  Corporate Existence and Power...................................   11
    3.2  Corporate Authorization.........................................   12
    3.3  Governmental Authorization......................................   12
    3.4  Non-Contravention...............................................   12
    3.5  Capitalization..................................................   12
    3.6  All Assets Necessary............................................   13
    3.7  Subsidiaries....................................................   13
    3.8  Financial Statements; SEC Reports...............................   14
    3.9  Absence of Certain Changes......................................   15
    3.10 Material Liabilities; Investments...............................   16
    3.11 Material Contracts..............................................   17
    3.12 Non-Claims Litigation...........................................   18
    3.13 Compliance with Laws............................................   19
    3.14 Properties......................................................   19
    3.15 Licenses and Permits; Policies; Regulatory Matters..............   19
    3.16 Tax Matters.....................................................   20
    3.17 Employee Group Benefit Plans....................................   21
    3.18 Environmental Compliance........................................   21
    3.19 Intellectual Property; Software.................................   22
    3.20 Labor Matters...................................................   23
    3.21 Loans and Advances..............................................   23
    3.22 Proxy Statement.................................................   23
    3.23 No Other Broker.................................................   24
    3.24 Pennsylvania Takeover Laws......................................   24
    3.25 Related Party Transactions......................................   24
    3.26 Fairness Opinion................................................   24
 ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF BUYER                         24
    4.1  Corporate Existence and Power...................................   24
    4.2  Corporate Authorization.........................................   25
    4.3  Governmental Authorization......................................   25
    4.4  Non-Contravention...............................................   25

                                                                           PAGE
                                                                           ----
    4.5  Financing.......................................................   25
    4.6  No Actions; Suits or Proceedings................................   25
    4.7  No Other Broker.................................................   26
    4.8  Merger Subsidiary...............................................   26
    4.9  Reports and Financial Statements................................   26
    4.10 Proxy Statement.................................................   26
 ARTICLE 5: COVENANTS OF THE COMPANY                                        26
    5.1  Conduct.........................................................   26
    5.2  Access to Information...........................................   28
    5.3  Notices of Certain Events.......................................   29
    5.4  No Solicitation.................................................   29
    5.5  Meeting of the Company Shareholders.............................   30
    5.6  Supplements or Amendments.......................................   30
 ARTICLE 6: COVENANTS OF BUYER                                              30
    6.1  Confidentiality.................................................   30
    6.2  Indemnification and Insurance...................................   30
    6.3  Supplements or Amendments.......................................   32
 ARTICLE 7: COVENANTS OF BUYER AND THE COMPANY............................  32
    7.1  Commercially Reasonable Efforts.................................   32
    7.2  Public Announcements............................................   33
    7.3  Consents........................................................   33
    7.4  Proxy Statement.................................................   33
    7.5  Updating Schedules..............................................   33
 ARTICLE 8: EMPLOYEES AND EMPLOYEE BENEFITS                                 34
    8.1  Employees.......................................................   34
    8.2  401(k) Plans....................................................   34
    8.3  Group Health Plans..............................................   34
    8.4  Severance Arrangements..........................................   34
    8.5  Other Benefit Plans.............................................   35
 ARTICLE 9: CONDITIONS TO CLOSING                                           35
    9.1  Conditions to Obligations of Buyer and the Company..............   35
    9.2  Conditions to Obligation of Buyer...............................   36
    9.3  Conditions to Obligation of the Company.........................   36
 ARTICLE 10: SURVIVAL.....................................................  37
    10.1 Survival........................................................   37
 ARTICLE 11: TERMINATION                                                    37
    11.1 Grounds for Termination.........................................   37
    11.2 Effect of Termination...........................................   38
 ARTICLE 12: MISCELLANEOUS                                                  38
    12.1 Notices.........................................................   38
    12.2 Amendments and Waivers..........................................   39
    12.3 Expenses........................................................   40
    12.4 Successors and Assigns..........................................   40
    12.5 Governing Law...................................................   40

                                                                           PAGE
                                                                           ----
    12.6  Jurisdiction...................................................   40
    12.7  Counterparts...................................................   40
    12.8  No Third Party Beneficiaries...................................   41
    12.9  Entire Agreement...............................................   41
    12.10 Construction...................................................   41
    12.11 Currency.......................................................   41

SCHEDULES

 Schedule 1.1(a)    The Company's Options
 Schedule 1.1(b)    Contingent and Severance Compensation Agreements
 Schedule 1.1(c)    Knowledge of the Company
 Schedule 1.1(d)    Knowledge of Buyer
 Schedule 3.3       Governmental Authorization
 Schedule 3.4       Non-Contravention
 Schedule 3.6       All Assets Necessary
 Schedule 3.7       Subsidiaries
 Schedule 3.9       Absence of Certain Changes
 Schedule 3.9(viii) Company's Investment Policies
 Schedule 3.10(a)   Material Liabilities
 Schedule 3.10(b)   Investment Assets of the Company
 Schedule 3.11      Material Contracts
 Schedule 3.12      Non-Claims Litigation, Investigations and Proceedings
 Schedule 3.13      Compliance with Laws
 Schedule 3.15      License and Permits; Policies; Regulatory Matters
 Schedule 3.16      Tax Matters
 Schedule 3.17      Employee Group Benefit Plans
 Schedule 3.19(a)   Intellectual Property
 Schedule 3.19(b)   Software
 Schedule 3.21      Loans and Advances
 Schedule 4.3       Governmental Authorization
 Schedule 4.4       Non-Contravention
 Schedule 5.1       Conduct of the Company

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 11, 1998, by and among Walshire Assurance Company, a Pennsylvania corporation (the "Company"), Kingsway America Inc., a Delaware corporation ("Buyer"), Kingsway Financial Services Inc., an Ontario corporation ("Buyer Parent") and W Acquisition Corporation, a Pennsylvania corporation ("Buyer Sub").

                                   RECITALS

  WHEREAS, the respective boards of directors of the Company, Buyer, Buyer Parent and Buyer Sub have approved the taxable cash merger of Buyer Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1: DEFINITIONS

  1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

  "Acquisition Proposal" shall have the meaning specified in Section 5.4.

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Subsidiaries of the Company shall be considered an Affiliate of the Company.

  "Agreement" means this Agreement and Plan of Merger, including the schedules hereto.

  "Annual Statements" shall have the meaning specified in Section 3.8.

  "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of the Commonwealth of Pennsylvania.

  "Articles of Merger" shall have the meaning specified in Section 2.2.

  "Balance Sheet Date" means June 30, 1998.

  "Benefit Arrangement" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) to provide benefits as compensation for services rendered, including but not limited to severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, death benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, executive compensation arrangements (including but not limited to stock options, stock appreciation rights, restricted stock rights and performance unit awards and other forms of incentive compensation) or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any present or former employee, director, agent or independent contractor of Company or any of its Subsidiaries.

  "Benefit Plan" means any Employee Plan or Benefit Arrangement.

  "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks in Philadelphia, Pennsylvania are required or permitted to be closed.

  "Buyer Financial Statements" shall have the meaning specified in Section
4.9.

  "Buyer Parent Securities Reports" means all reports, forms, schedules, registration statements and other documents together with all amendments and supplements thereto which Buyer Parent has been required to file with the appropriate Canadian securities regulatory authorities since January 1, 1998.

  "Canadian GAAP" means, at any time, accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

  "Certificates" means one or more certificates that immediately prior to the Effective Time represented outstanding Shares.

  "Claims Provision" shall have the meaning specified in Section 3.19.

  "Closing" shall have the meaning specified in Section 2.2.

  "Closing Date" shall have the meaning specified in Section 2.2.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Shares" means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise or cancellation of each Company Option pursuant to Section 2.7.

  "Common Stock Consideration" shall have the meaning specified in Section
2.5(b).

  "Company Common Stock" means the Common Stock, par value $0.01, of the Company.

  "Company Investment Assets" means any investment assets (whether or not required by U.S. GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Company or any Subsidiary of the Company including but not limited to bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

  "Company Options" means the options identified on Schedule 1.1(a).

  "Company Preferred Stock" means the 6 1/2% cumulative convertible Preferred Stock, par value $0.01, of the Company.

  "Company Shareholders' Approval" shall have the meaning specified in Section 5.5.

  "Company Shareholders' Meeting" shall have the meaning specified in Section
5.5.

  "Company Securities" shall have the meaning specified in Section 3.5.

  "Confidentiality Agreement" means that certain Confidentiality Agreement dated October 2, 1997, between the Company and Buyer Parent.

  "Constituent Corporations" means each of the Company and Buyer Sub.

  "Contingent Severance Compensation Agreement" means the Contingent Severance Compensation Agreement, dated as of August 14, 1997, between the Company and the employees identified on Schedule 1.1(b).

  "Dissenting Shares" shall have the meaning specified in Section 2.8.

  "D&O Insurance" shall have the meaning specified in Section 6.2.

  "Effective Time" shall have the meaning specified in Section 2.2.

  "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

  "Environmental Laws" means any and all federal, state or local statutes, laws, regulations, ordinances, rules or codes now in effect relating to the environment, to the effect of the environment on human health or safety or to the use, generation, manufacturing, treatment, disposal, storage, discharge or release of any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum and its derivatives and by-products, or any substance having any constituent elements displaying any of the foregoing characteristics, into the environment, including but not limited to ambient air, surface water, groundwater or land, or the remediation thereof.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation or rule issued thereunder.

  "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Exchange Agent" means a bank or trust company selected by Buyer, and reasonably satisfactory to the Company, to effectuate the payment for Shares in the Merger.

  "Exchange Fund" shall have the meaning specified in Section 2.6.

  "Governmental Body" means any federal, state, municipal, political subdivision or other governmental legislature, court, tribunal, arbitrator, authority, official, department, commission, board, bureau, agency or instrumentality, whether domestic or foreign.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that "Intellectual Property" shall not include Software.

  "Knowledge of the Company" means the actual knowledge of the individuals named on Schedule 1.1(c).

  "Knowledge of Buyer" means the actual knowledge of the individuals named on
Schedule 1.1(d).

  "Law" means any statute, law, rule, regulation or ordinance of any Governmental Body.

  "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

  "Material Adverse Effect" means, with respect to any Person or Persons, a material adverse effect on the financial condition, results of operations, business, assets or liabilities of such Person or Persons and its or their Subsidiaries, taken as whole.

  "Merger" shall have the meaning specified in the Recitals.

  "Merger Consideration" means the Common Stock Consideration in the case of Common Shares and the Preferred Stock Consideration in the case of Shares of the Company's Preferred Stock.

  "Option" means any subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement to issue or sell any shares of capital stock of a corporation, or any securities exchangeable for or exercisable into any such shares.

  "Order" means any judgment, decree, order, writ, permit or license of any Governmental Body.

  "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

  "Permits" shall have the meaning specified in Section 3.15.

  "Permitted Investments" means short-term U.S. government obligations or interest-bearing money market accounts that invest solely in such obligations.

  "Person" means an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Preferred Shares" means shares of the Company's Preferred Stock issued and outstanding immediately prior to the Effective Time.

  "Preferred Stock Consideration" shall have the meaning specified in Section 2.5(c).

  "Pre-June 30 Tax Period" means any Tax period ending on or before June 30, 1998 and the portion of the calendar year 1998 ending on and including June 30, 1998.

  "Proxy Statement" shall have the meaning specified in Section 7.4.

  "Regulators" shall have the meaning specified in Section 3.8.

  "Returns" means all Tax returns, statements, reports, forms or other documentation required to be filed with any Taxing Authority.

  "SAP" means the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted, permitted or promulgated by the respective states of incorporation of the Company and its Subsidiaries and employed in a consistent manner throughout the periods involved.

  "SEC" means the United States Securities and Exchange Commission.

  "SEC Reports" means all forms, reports and documents filed by the Company with the SEC since January 1, 1998 and prior to the date hereof.

  "Shares" means Common Shares and Preferred Shares.

  "Significant Agreements" shall have the meaning specified in Section 3.11.

  "Software" shall mean all computer and telecommunication software including source and object code and documentation and any other media (including but not limited to manuals, journals and reference books).

  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect 50% or more of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

  "Subsidiary Securities" shall have the meaning specified in Section 3.7.

  "Surviving Corporation Common Stock" shall have the meaning specified in
Section 2.5.

  "Tax" means all taxes, charges, fees, levies or other assessments, including but not limited to any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, social security, Medicare, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

  "Taxing Authority" means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

  "Transferred Employees" shall have the meaning specified in Section 9.1.

  "Unaudited June 30 Balance Sheet" shall have the meaning specified in
Section 3.8.

  "U.S. GAAP" means generally accepted accounting principles under United States accounting rules and regulations.

ARTICLE 2: THE MERGER

  2.1 THE MERGER. Subject to the terms and conditions hereof, at the Effective Time and in accordance with the provisions of this Agreement and the applicable provisions of the PBCL, Buyer Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Thereupon the separate corporate existence of Buyer Sub shall cease, and the Surviving Corporation shall continue in existence under the laws of the Commonwealth of Pennsylvania.

  2.2 EFFECTIVE TIME OF THE MERGER. On or prior to the Closing Date, the Merger shall be consummated by filing with the Secretary of State of the Commonwealth of Pennsylvania, as provided in Section 1927 of the PBCL, the articles of merger, in such form as is required by and executed in accordance with Section 1926 of the PBCL and satisfactory to the parties hereto (the "Articles of Merger"), on behalf of the Constituent Corporations. The Merger shall become effective at the time of filing or at such later time as shall be specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103, or such other place as the parties may agree, on a date set by Buyer (the "Closing Date"), which date shall be within ten Business Days following the later of
(i) the date of the Company Shareholders' Approval and (ii) the date upon which all conditions set forth in Article 10 hereof have been satisfied or waived.

  2.3 TERMS OF THE MERGER.

    (a) The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and of the PBCL.

    (b) The bylaws of Buyer Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof, of the articles of incorporation of the Surviving Corporation and of the PBCL.

    (c) The directors of Buyer Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

    (d) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

  2.4 EFFECT OF THE MERGER. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the PBCL.

  2.5 CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted or canceled, as the case may be, in the following manner:

    (a) Each share of common stock, par value $.01 per share, of Buyer Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

    (b) Each Common Share, other than (i) Common Shares owned by Buyer, Buyer Parent, Buyer Sub or any other direct or indirect wholly-owned subsidiary of Buyer or by the Company or any direct or indirect wholly-owned subsidiary of the Company, and (ii) Dissenting Shares, shall be converted into the right to receive, without interest thereon, from Buyer eight dollars and twenty-five cents ($8.25) in cash (the "Common Stock Consideration").

    (c) Each Preferred Share, other than (i) Preferred Shares owned by Buyer, Buyer Parent, Buyer Sub or any other direct or indirect wholly-owned subsidiary of Buyer or by the Company or any direct or indirect wholly-owned subsidiary of the Company, and (ii) Dissenting Shares, shall be converted into the right to receive without interest thereon, from the Buyer fifty dollars and no cents ($50.00) in cash plus an amount equal to all accrued and unpaid dividends on such Preferred Shares through the Effective Time (the "Preferred Stock Consideration").

    (d) Each Common Share and Preferred Share owned by Buyer, Buyer Parent, Buyer Sub or any other direct or indirect wholly-owned subsidiary of Buyer or by the Company or any direct or indirect wholly-owned subsidiary of the Company, shall cease to exist and shall be cancelled and retired without payment of any consideration therefor.

  2.6 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for and conversion of Shares in the Merger shall be as follows:

    (a) At the Effective Time, Buyer shall deposit, or shall cause to be deposited (the "Exchange Fund"), with or for the account of the Exchange Agent, for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, cash in immediately available same-day funds payable as Merger Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, effect the payments of cash provided for in Section 2.5 out of the Exchange Fund.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon proper delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in surrendering such Certificate for payment therefor. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive for each of the

  Shares represented by such Certificate the Merger Consideration pursuant to this Article 2, and the Certificate so surrendered shall forthwith be canceled. The payment of the Merger Consideration shall be made by corporate check mailed within three Business Days after the surrender of such Certificate and the submission of such letter of transmittal; provided, that any shareholder holding in excess of 10% of the Shares (determined on the basis that all Preferred Shares had been converted into Common Shares) shall be entitled to receive such payment by wire transfer of immediately available funds not later than one Business Day after such surrender and submission. Until so surrendered, each Certificate shall represent solely the right to receive the cash with respect to each of the Shares represented thereby. If any cash is to be paid to any Person other than the Person to which the Certificate surrendered is registered, it shall be a condition of such payment that such Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (c) Any portion of the Exchange Fund which remains undistributed to former shareholders of the Company for 365 days after the Effective Time shall be delivered to Buyer, upon demand of Buyer, and any former shareholders of the Company shall thereafter look only to Buyer for payment of their claim for the Merger Consideration.

  2.7 STATUS OF OPTIONS. Prior to the Closing Date, the Company shall cause the Company Options to be amended in the following respects: (i) each Company Option, whether or not such Company Option is then exercisable, shall become fully vested and exercisable as of the close of business on the Business Day immediately preceding the Closing Date, (ii) each Company Option shall terminate as of the Effective Time unless exercised prior to the Effective Time, and (iii) each holder of a Company Option shall be deemed as of the Business Day immediately prior to the Closing Date to have irrevocably exercised in full such Company Option as of such Business Day by means of a "cashless" exercise pursuant to which the Company, when issuing shares of Company Common Stock on exercise, will withhold from such issuance shares of Common Stock with an aggregate value (when valued at $8.25 per share) equal to the sum of (i) the aggregate exercise price payable upon such exercise, in lieu of the payment by the holder of such exercise price in cash, and (ii) any applicable tax withholding. The amendment of the Company Options provided for in this Section 2.7 shall be conditional upon the consummation of the Merger such that, in the event the Merger is not consummated and this Agreement is terminated, the Company Options shall in all respects revert to the terms in effect prior to the Business Day immediately prior to the Closing Date and all deemed exercises pursuant to this Section 2.7 shall be null and void. Other than payment of the Merger Consideration with respect to Shares issued upon the deemed exercise of the Company Options, no payment, assumption or conversion shall occur in the Merger with respect to the Company Options. All Shares issued upon exercise of Company Options pursuant to this Section 2.7 shall be deemed issued and outstanding at the Effective Time for purposes of the Merger.

  2.8 DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, except as provided in the following sentence, Shares which are held by shareholders who shall have timely and properly filed a written notice of intention to demand payment of the fair value of such Shares and who shall otherwise comply with the provisions of Subchapter D of Chapter 15 of the PBCL with respect to such Shares (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such Shares held by them in accordance with the provisions of Subchapter D of Chapter 15 of the PBCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to demand payment of fair value of such Shares under such Subchapter D of Chapter 15 of the PBCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.6 hereof, of the Certificates that formerly evidenced such Shares.

    (b) The Company shall give Buyer (i) prompt notice of any demands for payment of fair value received by the Company, withdrawals of such demands, and any other instruments served pursuant to PBCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for the payment of fair value under the PBCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for payment of fair value or offer to settle any such demands.

  2.9 CLOSING OF THE COMPANY'S TRANSFER BOOKS. The stock transfer books of the Company shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of the Company's Common Stock or the Company's Preferred Stock which is not registered in the transfer records of the Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their Shares, which books shall be conclusive with respect to the ownership of such Shares. In the event of a dispute with respect to the ownership of any Shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

  2.10 NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All Merger Consideration issued upon surrender of a Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of the Company's Common Stock or the Company's Preferred Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

  2.11 NO LIABILITY. None of Buyer, Buyer Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law or Order, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

  2.12 INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis in Permitted Investments. Any interest and other income resulting from such investments shall be paid to Buyer upon termination of the Exchange Fund pursuant to Section 2.6(c).

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Buyer as of the date hereof that:

  3.1 CORPORATE EXISTENCE AND POWER. The Company (i) has been duly incorporated and is validly existing as a corporation under the laws of the Commonwealth of Pennsylvania, (ii) has all corporate powers required to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Buyer true and complete copies of the respective articles of incorporation and bylaws of the Company and its Subsidiaries as in effect on the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws.

  3.2 CORPORATE AUTHORIZATION. Subject to the receipt of the approvals referred to in Section 3.3 and the Company Shareholders' Approval, the execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Shareholders' Approval shall be satisfied by the affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock at the Company Shareholders' Meeting. No other vote of the Company's shareholders shall be required to satisfy the Company Shareholders' Approval.

  3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement require no consent, approval or action of, filing with or notice to any Governmental Body other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals or filings under the insurance laws of the jurisdictions set forth on Schedule 3.3, (iii) filings and notices not required to be made or given until after the Closing Date, (iv) the filing of the Proxy Statement with the SEC under the Exchange Act and such Proxy Statement becoming definitive, (v) filings, at any time, of Returns, and (vi) any such action or filing as to which the failure to take or make such action or filing would not, individually or in the aggregate, materially impair the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses.

  3.4 NON-CONTRAVENTION. Except as set forth in Schedule 3.4, the execution, delivery and performance by the Company of this Agreement do not and will not
(i) violate the articles of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in
Section 3.3, violate any applicable Law or Order, (iii) to the Knowledge of the Company, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any material agreement or other material instrument binding upon the Company or any of its Subsidiaries or any material Permit held by the Company or any of its Subsidiaries or (iv) to the Knowledge of the Company, result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries.

  3.5 CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 12,000,000 shares, consisting of 10,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. As of the date hereof, (i) there are outstanding 4,443,188 shares of Company Common Stock, (ii) 128,100 shares of the Company Preferred Stock outstanding, and (iii) 248,985 shares of Company Common Stock held in treasury.

    (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.5(a) and except for the Company Options, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

  3.6 ALL ASSETS NECESSARY. Except as set forth in Schedule 3.6, the Company and its Subsidiaries own, lease or license all material property and assets necessary to carry on their businesses and operations as presently conducted, and all such assets and properties (other than as Buyer and the Company may mutually agree) will be conveyed to Buyer at the Closing and will as of the Closing permit Buyer to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Closing.

  3.7 SUBSIDIARIES.

    (a) Except as set forth in Schedule 3.7, each Subsidiary of the Company has been duly incorporated or organized and is validly existing as a corporation, partnership or association in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate powers required to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or organization and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business as an insurer and is in good standing in each jurisdiction where such licensing is necessary, as the case may be, except for those jurisdictions where failure to be so qualified or licensed, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.7.

    (b) All outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, except as set forth in Schedule 3.7, all of the outstanding capital stock of, and other voting securities or ownership interests in, each Subsidiary of the Company will be owned by the Company, directly or indirectly, free and clear of any Lien. Except as set forth in Schedule 3.7, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses
  (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

  3.8 FINANCIAL STATEMENTS; SEC REPORTS.

    (a) The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1997 and December 31, 1996 and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1998 (the "Unaudited June 30 Balance Sheet") and the related consolidated statement of income for the six months ended June 30, 1998, respectively, previously delivered to Buyer, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods then ended in conformity with U.S. GAAP consistently applied (subject to normal year-end adjustments and the absence of footnote disclosure in the case of the unaudited interim financial statements) (it being understood that there is no assurance that the liabilities for unpaid claims and claim expenses, whether reported or incurred but not reported, of the Company and its Subsidiaries will not develop subsequent to June 30, 1998 in a manner different from that reflected in such financial statements).

    (b) The audited balance sheets of the Company and its Subsidiaries as of December 31, 1997 and the related statements of operations and statements of cash flows for the year then ended included in their respective annual statements for the fiscal year ended December 31, 1997 (the "Annual Statements") filed with the insurance regulatory authorities in their respective jurisdictions of domicile (collectively, the "Regulators") and the unaudited balance sheets of the Company and its Subsidiaries as of June 30, 1998 and the related statements of operations and statements of cash flows for the six months ended June 30, 1998 included in their respective quarterly statements filed with Regulators, copies of which have been delivered to Buyer, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations for the year then ended in conformity with SAP (it being understood that there is no assurance that the liabilities for unpaid claims and claim expenses, whether reported or incurred but not reported, of the Company and its Subsidiaries will not develop subsequent to June 30, 1998 in a manner different from that reflected in such financial statements).

    (c) As of the date of the latest filing of an SEC Report, the SEC Reports taken as a whole did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that for purposes of this subparagraph (c) "material" is to be assessed in the context of the Company and all of its Subsidiaries taken as a whole).

  3.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 3.9, during the period from the Balance Sheet Date to the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices (including, but not limited to, with regard to underwriting, pricing, actuarial and investment policies generally) and there has not been:

    (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Company, other than those (A) affecting the property and casualty insurance industry as a whole in the United States or any state in which the Company or any of its Subsidiaries conducts business, (B) resulting from changes in general economic conditions in the United States or any state in which the Company or any of its Subsidiaries conducts business (including but not limited to changes in interest rates), (C) those caused by the announcement or pendency of the Merger or (D) those caused by the breach by Buyer of any obligation or covenant in this Agreement;

    (ii) other than the declaration or payment of the Company's regular quarterly dividends on the Company Preferred Stock in an amount equal to $.8125 per share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary of the Company;

    (iii) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any material indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices not to exceed $250,000 in the aggregate;

    (iv) any material transaction or commitment made, or any material contract or agreement entered into, by the Company or any Subsidiary of the Company (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of the Company of any material contract or other material right, other than transactions and commitments in the ordinary course of business consistent with past practices not to exceed $100,000 in the aggregate;

    (v) any change in any method of accounting or accounting practice or policy (including but not limited to any reserving method, practice or policy) by the Company or any Subsidiary of the Company, except for any such change (A) as a result of a concurrent change in U.S. GAAP or SAP or
  (B) that is not material to the Company and its Subsidiaries, taken as a whole;

    (vi) to the extent payable directly or indirectly by the Company or any Subsidiary of the Company other than the Contingent Severance Compensation Agreements, any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director or officer of the Company, (C) grant of any severance or termination pay to any employee of the Company other than in the ordinary course of business,
  (D) change in compensation or other benefits payable to any director or officer of the Company, (E) change in compensation or other benefits payable to any employee of the Company, other than changes not in excess of $150,000 in the aggregate, in base compensation, bonuses and benefits in accordance with plans or arrangements in effect as of the Balance Sheet Date, in the ordinary course of business consistent with past practice, (F) loans or advances to any directors, officers or employees, except for ordinary travel and business expenses in the ordinary course of business consistent with past practice, or (G) stock option grants to any director, officer or employee of the Company; or

    (vii) (A) any entering into of any facultative reinsurance contract, other than in the ordinary course of business consistent with past practice, (B) any commutation of any facultative reinsurance contract, or
  (C) any entering into or any commutation of any reinsurance treaty, purchased by any Subsidiary of the Company;

    (viii) any investment made in the Company Investment Assets other than in accordance with the investment policies of the Company or any Subsidiary of the Company set forth in Schedule 3.9(viii); or

    (ix) any agreement or commitment (contingent or otherwise) by the Company or any Subsidiary of the Company to do any of the foregoing.

  3.10  MATERIAL LIABILITIES; INVESTMENTS.

    (a) To the Knowledge of the Company, there are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

      (i) liabilities provided for in the Unaudited June 30 Balance Sheet;

      (ii) liabilities disclosed on Schedule 3.10(a);

      (iii) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; and

      (iv) other undisclosed liabilities that are not individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole not to exceed $100,000.

    (b) Schedule 3.10(b) describes in reasonable detail all the Company Investment Assets as of the Balance Sheet Date.

  3.11 MATERIAL CONTRACTS.

    (a) Except as disclosed in Schedule 3.11, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

      (i) any lease of real property where any of the Company or its Subsidiaries are tenants;

      (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, including any license for Software, that provides for either (A) annual payments by the Company or any Subsidiary of the Company of $100,000 or more or (B) aggregate required payments by the Company or any Subsidiary of the Company of $250,000 or more;

      (iii) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement in which the Company or any Subsidiary of the Company serves as a general partner or otherwise has unlimited liability;

      (iv) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

      (v) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement or arrangement relating thereto, other than (A) any guarantees issued in the ordinary course of the surety business of the Company and its Subsidiaries consistent with past practice and (B) any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $250,000;

      (vi) any license, franchise or similar agreement material to the Company and its Subsidiaries, taken as a whole;

      (vii) any agency, dealer, sales representative, marketing or other similar agreement material to the Company and its Subsidiaries, taken as a whole;

      (viii) any agreement that restricts or prohibits the Company or any Subsidiary of the Company from competing with any Person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit the Company or any Subsidiary of the Company after the Closing Date;

      (ix) any reinsurance treaty or any facultative reinsurance contract (in each case applicable to insurance in force);

      (x) any material agreement containing "change in control" or similar provisions relating to change in control of the Company or any of its Subsidiaries;

      (xi) any "stop loss" agreements;

      (xii) any agreements (other than insurance policies or other similar agreements issued by any Subsidiary of the Company in the ordinary course of its business) material to the Company and its Subsidiaries taken as a whole pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any other Person; or

      (xiii) any agreement with the Company or any of its Affiliates.

    (b) The Company has heretofore furnished or made available to Buyer complete and correct copies of the contracts, agreements and instruments listed on Schedule 3.11, each as amended or modified to the date hereof, including any waivers with respect thereto (the "Significant Agreements"). Except as specifically disclosed on Schedule 3.11, and except to the extent not material to the Company and its Subsidiaries taken as a whole: (i) each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity); (ii) neither the Company nor any of its Subsidiaries has received any notice (written or oral) of cancellation or termination of any of the Significant Agreements; (iii) no Significant Agreement is the subject of or, to the Knowledge of the Company, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; and (iv) there exists no material event of default or occurrence, condition or act on the part of the Company or any Subsidiary of the Company which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Significant Agreements.

  3.12 NON-CLAIMS LITIGATION. Except as set forth on Schedule 3.12 and except for any action, suit, investigation or proceeding that involves a claim under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by the Company or any Subsidiary of the Company, there is no action, suit, investigation or proceeding pending against or, to the Knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any Governmental Body in which the actual damages alleged or sought exceeds $100,000. As of the date hereof and as of no other date, there is no action, suit, investigation or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties before any Governmental Body which challenges or seeks to prevent the transactions contemplated hereby. Except as disclosed in Schedule 3.12, neither the Company nor any Subsidiary of the Company nor any of their respective properties is subject to any material Order which would prevent or delay the consummation of the transactions contemplated hereby.

  3.13 COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.13, the Company and its Subsidiaries are and have at all times since January 1, 1998 been in compliance in all material respects with all applicable material Laws.

  3.14 PROPERTIES. The Company and its Subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all of their respective properties and assets (whether real or personal, tangible or intangible) except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on the Unaudited June 30 Balance Sheet. None of such properties or assets is subject to any Liens, except:

    (i) Liens reflected on the Unaudited June 30 Balance Sheet;

    (ii) Liens arising in the ordinary course of business consistent with past practice since the date of the Unaudited June 30 Balance Sheet not to exceed $100,000 in the aggregate;

    (iii) purchase money security interests, conditional sale contracts, capitalized leases and other title retention or deferred purchase devices not to exceed $200,000 in the aggregate;

    (iv) deposits or pledges made in connection with workers' compensation or unemployment insurance;

    (v) Liens to secure claims for labor, material or supplies to the extent payment therefor shall not at the time be required to be made;

    (vi) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Unaudited June 30 Balance Sheet); and

    (vii) Liens which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the value reflected on the Unaudited June 30 Balance Sheet or materially interfere with any present or intended use of any material properties or assets.

  3.15 LICENSES AND PERMITS; POLICIES; REGULATORY MATTERS. Except as set forth on Schedule 3.15, the Company and its Subsidiaries hold all material licenses, franchises, permits or other similar authorizations (the "Permits") necessary for the ownership and conduct of the respective businesses of the Company and its Subsidiaries in each of the jurisdictions in which the Company and its Subsidiaries conduct their respective businesses in the manner now conducted, and such Permits are in full force and effect and are not subject to any restrictions or limitations, other than those generally applicable to holders of such Permits, except where any failure to hold any Permit or any failure of any Permit to be in full force and effect or any such restrictions or limitations would not, individually or in the aggregate, materially impair the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses. No material violations exist in respect of any material Permit of the Company and its Subsidiaries, and no proceeding or investigation is pending or, to the Knowledge of the Company, threatened that would be reasonably likely to result in the suspension, revocation or material limitation or restriction of any material Permit. All insurance policies issued by any Subsidiary of the Company, as now in force, are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities to the Knowledge of the Company or have been filed with and not objected to by such authorities within the period provided for such objection. The Company and each Subsidiary of the Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by the Company or any Subsidiary of the Company, respectively, with any applicable federal, state or local regulatory authorities, including but not limited to state insurance regulatory authorities. All such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable law in effect when filed and, except as set forth on Schedule 3.15, no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. Except as set forth on Schedule 3.15, all premium rates, rating plans and policy forms established or used by any Subsidiary of the Company that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto.

  3.16 TAX MATTERS.

    (a) Except as set forth on Schedule 3.16, all material Returns required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been filed or will be timely filed on or before the Closing Date in accordance with all applicable laws;

    (b) The Company and its Subsidiaries have timely paid all Taxes shown to be due on such Returns, and the Company and its Subsidiaries have withheld from payments to their respective employees all amounts required by law to be withheld and have paid all such amounts required by law to be paid;

    (c) The Company and its Subsidiaries have made adequate provision on the Unaudited June 30 Balance Sheet for all Taxes payable by the Company and its Subsidiaries for any Pre-June 30 Tax Period for which no Return has yet been filed or for which Returns have been filed but payment of the Tax shown to be due thereon was not yet paid and the Company and its Subsidiaries have made adequate provision on the Company's audited consolidated balance sheet as of December 31, 1997 for all Taxes payable by the Company and its Subsidiaries for the Tax Period ending on or before December 31, 1997 for which no Return had been filed as of December 31, 1997 or for which Returns have been filed but payment of the Tax shown to be due thereon was not yet paid;

    (d) Except as set forth on Schedule 3.16, there is no action, suit, proceeding, investigation, assessment, adjustment, audit or claim now pending or, to the Knowledge of the Company, proposed against the Company or its Subsidiaries in respect of any Tax;

    (e) Except as set forth on Schedule 3.16, there are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of Taxes of the Company and its Subsidiaries; and

    (f) Except as set forth on Schedule 3.16, neither the Company nor its Subsidiaries is a party to or bound by any tax sharing or similar agreement.

  3.17 EMPLOYEE GROUP BENEFIT PLANS. Except as described on Schedule 3.27, neither the Company nor any of its subsidiaries maintains or operates any Employee Plan nor has any such Plan been maintained or operated during the past three years. Neither Company nor any of its subsidiaries maintains or contributes to any Guaranteed Pension Plan or Multiemployer Plan. With respect to each Employee Plan listed on Schedule 3.27, to the extent applicable;

    (a) Each such Employee Plan has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions of ERISA, the Code and all applicable regulations, rulings and other authority issued thereunder;

    (b) All contributions required by law to have been made under each such Employee Plan (without regard to any waivers granted under Section 412 of the Code) to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;

    (c) Each such Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect qualified status of any such Employee Plan;

    (d) No Benefit Plan is subject to Title IV of ERISA;

    (e) None of such Employee Plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as required by applicable law, including section 4980B of the Code or Section 601 of ERISA; and

    (f) Neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of
  Section 4001 of ERISA has, or at any time has had, any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  3.18 ENVIRONMENTAL COMPLIANCE.

    (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries has generated, used, transported, treated, stored, released or disposed of any "Hazardous Substance" (as hereinafter defined) in violation of any "Environmental Laws" (as hereinafter defined); (ii) neither the Company nor any of its Subsidiaries has received written notice that there has been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance resulting from the conduct of the Company or any of its Subsidiaries or the use of any property or facility by the Company or any of its Subsidiaries which has created any liability on the part of the Company or any of its Subsidiaries under the Environmental Laws or which would require reporting or notification by the Company or any of its Subsidiaries to any governmental entity; (iii) no asbestos which is or has become friable or polychlorinated biphenyl or underground storage tank is contained in or located at any facility owned, leased or used by the Company or any of its Subsidiaries; and (iv) any Hazardous Substance handled or dealt with in any way by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries, whether before or during ownership of the Company or any of its Subsidiaries, has been and is being handled or dealt with in all material respects in material compliance with the Environmental Laws in effect at the time such activities were being conducted.

    (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances", or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production or crude oil, natural gas or geothermal energy, asbestos, polychlorinated biphenyls and urea formaldehyde.

    (c) For purposes of this Agreement, the term "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, the Resources Conversation and Recovery Act of 1976, as amended, and any applicable statutes, regulations, rules, orders in council, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including, but not limited to, those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened release of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

  3.19 INTELLECTUAL PROPERTY; SOFTWARE.

    (a) Except as set forth in Schedule 3.19(a), (i) the Company and its Subsidiaries own or otherwise have rights to use (in each case, free and clear of any material Liens) all Intellectual Property used in their respective businesses as currently conducted, (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person, and (iii) to the Knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any Subsidiary of the Company with respect to any Intellectual Property owned by and/or licensed to the Company and its Subsidiaries.

    (b) Except as set forth in Schedule 3.19(b), (i) the Company and its Subsidiaries own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens) all Software used in the conduct of their respective businesses as currently conducted, (ii) the use of the Software by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person, and (iii) to the Knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any Subsidiary of the Company with respect to any Software owned and/or used by the Company and its Subsidiaries.

    (c) The Company has completed plans to ensure "Year 2000" compliance and has started conversions of its applications which are expected to be completed by December 31, 1998.

  3.20 LABOR MATTERS. Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining or other labor union contract, and no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company. To the Knowledge of the Company, there are no material activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary of the Company. There is no material labor dispute, strike or work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.

  3.21 LOANS AND ADVANCES. Except as set forth in Schedule 3.21, other than in the ordinary course of its portfolio investment activities, neither the Company nor any of its Subsidiaries has any contractual commitment to make any loan, advance or capital contribution to, or investment in, any other Person in excess of $25,000.

  3.22 PROXY STATEMENt.

    (a) Neither the Proxy Statement as amended or supplemented from time to time nor any other document to be filed by the Company with the SEC or any self-regulatory organization in connection with the Merger will, on the date of its filing, at the time it is mailed to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading insofar as the information therein relates to the Company and its Subsidiaries.

    (b) Neither the information supplied or to be supplied by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company with the SEC, in any document to be filed by Buyer in connection with the Merger will, on the date of its filing or effectiveness, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  3.23 NO OTHER BROKER. Other than BT Alex. Brown Incorporated, no broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any brokers', finders' or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

  3.24 PENNSYLVANIA TAKEOVER LAWS. The Company has taken all actions necessary to (i) exempt the Company from the application of the provisions of Subchapters E, G, H, I and J of Chapter 25 of the PBCL, and (ii) to exempt (A) the execution, delivery and performance of this Agreement, (B) the Merger and
(C) the transactions contemplated hereby from the restrictions contained in the provisions of Subchapter F of Chapter 25 of the PBCL.

  3.25 RELATED PARTY TRANSACTIONS. Other than as disclosed in the Company's SEC Reports, there are no agreements or transactions between the Company and any of the directors or officers of the Company which are required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

  3.26 FAIRNESS OPINION. The Company's Board of Directors has received an opinion from BT Alex. Brown Incorporated dated as of the date hereof to the effect that as of the date hereof the Common Stock Consideration is fair to the holders of the Company Common Stock from a financial point of view.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer, Buyer Parent and Buyer Sub jointly and severally represent and warrant to the Company as of the date hereof that:

  4.1 CORPORATE EXISTENCE AND POWER. Buyer and Buyer Parent have been duly incorporated and are validly existing as corporations in good standing under the laws of Illinois and Ontario, respectively, and each has all corporate powers and all material governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. Buyer Sub has been duly incorporated and is validly existing as a corporation under the laws of Pennsylvania. Buyer and Buyer Sub have delivered or made available to the Company true and complete copies of their respective articles of incorporation and bylaws as in effect on the date hereof.

  4.2 CORPORATE AUTHORIZATION. Subject to the receipt of the approvals referred to in Section 4.3, the execution, delivery and performance by each of Buyer, Buyer Parent and Buyer Sub of this Agreement are within the corporate powers of Buyer, Buyer Parent and Buyer Sub and have been duly authorized by all necessary corporate action on the part of Buyer, Buyer Parent and Buyer Sub. This Agreement constitutes a valid and legally binding agreement of Buyer, Buyer Parent and Buyer Sub, enforceable against Buyer, Buyer Parent or Buyer Sub in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

  4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer, Buyer Parent and Buyer Sub of this Agreement require no consent, approval or action of, filing with or notice to any Governmental Body other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals or filings under the insurance laws of the jurisdictions set forth in Schedule 4.3, (iii) filings and notices not required to be made or given until after the Closing Date and (iv) filings, at any time, of Returns.

  4.4 NON-CONTRAVENTION. Except as set forth in Schedule 4.4, the execution, delivery and performance by Buyer, Buyer Parent and Buyer Sub of this Agreement do not and will not (i) violate the articles of incorporation or bylaws of Buyer, Buyer Parent or Buyer Sub, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable Law or Order, (iii) to the Knowledge of Buyer, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer, Buyer Parent or Buyer Sub or to a loss of any benefit to which Buyer, Buyer Parent or Buyer Sub is entitled under, any material agreement or other instrument binding upon Buyer, Buyer Parent or Buyer Sub or any material license, franchise, permit or other similar authorization held by Buyer, Buyer Parent or Buyer Sub, and that would affect the validity or legality of this Agreement or the transactions contemplated hereby, or (iv) to the Knowledge of Buyer, result in the creation or imposition of any material Lien on any asset of Buyer, Buyer Parent or Buyer Sub.

  4.5 FINANCING. Buyer and Buyer Parent have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Merger Consideration and any other amounts to be paid by it hereunder.

  4.6 NO ACTIONS; SUITS OR PROCEEDINGS. There is no action, suit or proceeding pending against or, to the Knowledge of Buyer, threatened against Buyer, Buyer Parent or Buyer Sub before any Governmental Body which questions the validity or legality of this Agreement or of the transactions contemplated hereby, or which challenges or seeks to prevent the consummation of the transactions contemplated hereby.

  4.7 NO OTHER BROKER. Other than Berenson Minella & Company, no broker, finder or similar intermediary has acted for or on behalf of Buyer, Buyer Parent or Buyer Sub in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any brokers', finders' or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer, Buyer Parent or Buyer Sub or any action taken by Buyer, Buyer Parent or Buyer Sub.

  4.8 MERGER SUBSIDIARY. Buyer Sub has engaged and until the Effective Time will engage in no business and has, and at the Effective Time will have, no liabilities, in each case, other than by reason of this Agreement.

  4.9 REPORTS AND FINANCIAL STATEMENTS. Buyer Parent has filed with the appropriate Canadian securities regulatory authorities all Buyer Parent Securities Reports and has made available to the Company true and complete copies of all Buyer Parent Securities Reports. As of the latest filing of a Buyer Parent Securities Report, the Buyer Parent Securities Reports taken as a whole did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The December 31, 1997 audited consolidated financial statements and the June 30, 1998 unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Buyer Parent Securities Reports (the "Buyer Financial Statements") fairly present the consolidated financial position of Buyer Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with Canadian GAAP consistently applied (subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments and the absence of footnote disclosure).

  4.10 PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Buyer or Buyer Parent for inclusion in the Proxy Statement or any other document to be filed by the Company with the SEC or any self-regulatory organization in connection with the Merger will, on the date of its filing or effectiveness, at the time it is mailed to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 5: COVENANTS OF THE COMPANY

  The Company agrees that:

  5.1 CONDUCT. Except as otherwise expressly provided in this Agreement or as set forth in Schedule 5.1, during the period from the date hereof to the Closing, the Company will, and will cause its Subsidiaries to: (i) conduct their respective operations according to their ordinary course of business consistent with past practice (including, but not limited to, with regard to underwriting, pricing, actuarial and investment policies generally); (ii) use commercially reasonable efforts to preserve intact their respective business organizations; (iii) use commercially reasonable efforts to generally keep available the services of their respective officers and employees; and (iv) use commercially reasonable efforts to generally maintain existing relationships with agents, reinsurers, suppliers, contractors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in Schedule 5.1, the Company will not, and will cause each Subsidiary of the Company not to, without the prior written consent of Buyer (which such consent shall not be unreasonably withheld or delayed):

    (i) amend its articles of incorporation or bylaws;

    (ii) except as contemplated by this Agreement or pursuant to the options or awards granted under the Company's 1987 Stock Option Plan, 1990 Non-Employee Director Stock Option Plan, 1997 Equity Incentive Plan or Employee Stock Purchase Plan, 401(k) Plan, or upon conversion of the Company Preferred Stock, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including but not limited to stock appreciation rights), or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

    (iii) (A) split, combine or reclassify any shares of its capital stock,
  (B) other than the declaration or payment of the Company's regular quarterly dividends on the Company Preferred Stock in an amount equal to $.8125 per share, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) other than pursuant to the Company's Employee Stock Purchase Plan, redeem, repurchase or otherwise acquire any of its securities;

    (iv) (A) incur any indebtedness for borrowed money (except for short-term indebtedness incurred in the ordinary course of business consistent with past practice) or issue any debt securities or, except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other Person; (B) make any loans, advances or capital contributions to, or investments in, any other Person, in excess of $50,000 in the aggregate (other than (a) to wholly owned Subsidiaries of the Company, (b) investments in the ordinary course of business consistent with past practice; (C) pledge or otherwise encumber shares of its capital stock; (D) enter into or invest in any derivative financial instruments except in the ordinary course of business consistent with current investment and risk management policies; or (E) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

    (v) to the extent payable directly or indirectly by the Company or any Subsidiary of the Company, (A) enter into, adopt or (except as may be required by Law or the terms of any such arrangement) terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company, (B) amend any such arrangement as it relates to such directors, officers or employees or (C) (except for changes in base compensation and bonuses, and changes in benefits in accordance with plans or arrangements in effect as of the date hereof, in the ordinary course of business consistent with past practice) change in any manner the compensation or other benefits payable to any director, officer or employee of the Company;

    (vi) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries, taken as a whole, or enter into any contract, agreement, commitment or transaction with respect thereto outside the ordinary course of business consistent with past practice;

    (vii) change any of the accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies) used by it, except as may be required as a result of a change in law, SEC guidelines, U.S. GAAP or SAP;

    (viii) change the method of determining the U.S. GAAP reserves for any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax;

    (ix) (A) acquire (by merger, consolidation or acquisition of stock or assets, but excluding foreclosure) any corporation, partnership or other business organization or division thereof; (B) authorize any new capital expenditures which, in the aggregate, are in excess of $500,000; or (C) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (x) (A) enter into any facultative reinsurance contract, other than in the ordinary course of business consistent with past practice; (B) commute any facultative reinsurance contract; or (C) without giving Buyer at least ten Business Days' prior written notice thereof, enter into or commute any reinsurance treaty, purchased by any Subsidiary of the Company;

    (xi) make any investment in the Company Investment Assets other than in accordance with the Company's current investment policies;

    (xii) materially amend its current investment policies; or

    (xiii) take, or agree in writing or otherwise to take, any of the actions described above in this Section 5.1.

  5.2 ACCESS TO INFORMATION. From the date hereof until the Closing Date, subject to the terms of the Confidentiality Agreement, any applicable contractual restrictions and applicable legal privileges, and to the extent applicable law would not thereby be violated, the Company will (i) give, and will cause its Subsidiaries to give, to Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access, upon reasonable prior notice and during normal business hours, to the offices, properties, books and records of the Company and each of its Subsidiaries,
(ii) furnish, and will cause its Subsidiaries to furnish, to Buyer and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries as such Persons may reasonably request and
(iii) instruct the employees, counsel and financial advisors of the Company or any of its Subsidiaries to cooperate with Buyer in its investigation of the Company or any of its Subsidiaries; provided that this Section 5.2 shall not obligate the Company to provide or make available to Buyer any employee medical records; provided, further, that to the extent contractual restrictions limit the Company's ability to take any of the actions set forth in this

Section 5.2, the Company shall use commercially reasonable efforts to obtain any necessary contractual consent or accommodate any reasonable request by Buyer with respect to such action by alternative means; and provided, further, that to the extent applicable legal privileges or applicable laws limit the Company's ability to take any of the actions set forth in this Section 5.2, the Company shall use commercially reasonable efforts to accommodate any reasonable request by Buyer with respect to such action by alternative means.

  5.3 NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary of the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

  5.4 NO SOLICITATION. The Company will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its Subsidiaries, (i) solicit or knowingly encourage any proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing proposals or offers being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any Person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Notwithstanding anything to the contrary in this
Section 5.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may, to the extent the board of directors of the Company determines that the proper exercise of its fiduciary duties require it to do so, (i) engage in negotiations or discussions concerning, and provide nonpublic information to a Person who makes or who indicates a desire to make, an Acquisition Proposal, and (ii) agree to, approve and recommend an Acquisition Proposal.

  5.5 MEETING OF THE COMPANY SHAREHOLDERS. The Company agrees that (i) the Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and bylaws to convene a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and the other transactions contemplated hereby (the "Company Shareholders' Approval"), (ii) the board of directors of Company shall recommend and declare advisable such approval, and (iii) the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Notwithstanding anything to the contrary in this Section 5.5 or elsewhere in this Agreement, the board of directors of the Company may withdraw, modify in a manner adverse to Buyer or refrain from making the recommendation and/or declaration specified in clause (ii) of the immediately preceding sentence to the extent the board determines that the proper exercise of its fiduciary duties require it to do so; if the board does so withdraw, modify or refrain from making such recommendation and/or declaration, the Company may refrain from convening the Company Shareholders' Meeting and soliciting or obtaining the Company Shareholders' Approval.

  5.6 SUPPLEMENTS OR AMENDMENTS. If, at any time prior to the Company Shareholders' Meeting, any event with respect to the Company or any of its Subsidiaries or any of their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall notify Buyer thereof prior to filing if possible by reference to this Section 5.6 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to shareholders of the Company. Such amendment or supplement shall comply with all provisions of applicable Law. If, at any time prior to the Effective Time, the Company or any of its Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition that would cause any material statement in the Proxy Statement to have been untrue or would cause the Proxy Statement to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Buyer in writing of such fact or condition.

ARTICLE 6: COVENANTS OF BUYER

  Buyer and Buyer Parent each agree that:

  6.1 CONFIDENTIALITY. All information provided to Buyer, Buyer Parent or any of the Persons referred to in Section 5.2 will be treated as if provided under the Confidentiality Agreement.

  6.2 INDEMNIFICATION AND INSURANCE.

   (a) All rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company or its Subsidiaries, as provided in their respective articles of incorporation or bylaws or in indemnification agreements to which any of them is a party and which have been made available to Buyer prior to the date hereof, shall survive the Effective Time, and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Effective Time. The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the persons entitled to indemnification, advancement of expenses and exculpation thereunder as those contained in the articles of incorporation and bylaws of the Company as in effect on the date hereof. The provisions of the articles of incorporation and bylaws of the Surviving Corporation, and of the articles of incorporation and bylaws of the Company's Subsidiaries on the date hereof, relating to indemnification, advancement of expenses and exculpation shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time at or prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under any such articles of incorporation or bylaws in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the Merger and the other transactions contemplated by this Agreement), unless such modification is required by law. From and after the Effective Time, Buyer and Buyer Parent each shall, without any further action, be liable for all obligations of the Company and its Subsidiaries and the Surviving Corporation and its Subsidiaries with respect to such indemnification, advancement of expenses and exculpation from liability as are provided for in this Section 6.2.

   (b) Buyer and Buyer Parent each shall cause to be maintained, for a period of not less than six (6) years after the Effective Time, all of the Company's and its Subsidiaries' current directors' and officers' insurance and indemnification policies to the extent that such policies provide coverage for events occurring prior to the Effective Time (collectively, the "D&O Insurance") for all current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that Buyer and Buyer Parent may, in lieu of maintaining such existing D&O Insurance as provided above, and shall, if the existing D&O Insurance expires or is terminated or canceled during such six (6) year period, cause comparable coverage to be provided under any policy maintained for the benefit of the directors, officers and employees of Buyer, Buyer Parent or any of their Subsidiaries; and provided, further, that (i) the issuer thereof shall have a claims-paying rating at least equal to the issuer of the existing D&O Insurance; and (ii) the terms thereof shall be no less advantageous to the directors, officers and employees of the Company and its Subsidiaries than the existing D&O Insurance; and provided, further, that Buyer Parent shall not be required to pay a per annum premium for such D&O Insurance in excess of 200% of the per annum premium that the Company currently pays for its existing D&O Insurance (it being understood that, if the premium required to be paid by Buyer Parent for such D&O Insurance would exceed such 200% amount, then the coverage of such D&O Insurance shall be reduced to the maximum coverage that can be obtained for a per annum premium in such 200% amount).

   (c) This Section 6.2 is intended for the benefit of, and shall be enforceable by, any Person entitled to indemnification, advancement of expenses or exculpation from the Company, the Surviving Corporation, Buyer and/or Buyer Parent hereunder, and their heirs and personal representatives, and shall be binding on the Surviving Corporation, Buyer and Buyer Parent, and their respective successors and assigns.

  6.3 SUPPLEMENTS OR AMENDMENTS. If, at any time prior to the Company Shareholders' Meeting, any event with respect to Buyer, Buyer Parent or any of their Subsidiaries or any of their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Buyer and Buyer Parent shall notify the Company thereof by reference to this Section 6.3 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to shareholders of the Company. Such amendment or supplement shall comply with all provisions of applicable law. If, at any time prior to the Effective Time, Buyer, Buyer Parent or any of their Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition that would cause any material statement in the Proxy Statement to have been untrue or would cause the Proxy Statement to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Buyer and Buyer Parent shall promptly notify the Company in writing of such fact or condition.

ARTICLE 7: COVENANTS OF BUYER AND THE COMPANY

  Buyer and the Company agree that:

  7.1 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Buyer, Buyer Parent and the Company will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer, Buyer Parent and the Company will promptly, and in any event within 30 days of the date hereof, prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the regulatory approvals specified in Schedule 4.3 and Schedule 3.3, respectively, promptly file all supplements or amendments thereto and use reasonable efforts to obtain the regulatory approvals specified in Schedule 4.3 and Schedule 3.3 as promptly as practicable. Buyer, Buyer Parent and the Company will provide each other and their counsel the opportunity to review in advance and comment on all such filings. Buyer, Buyer Parent and the Company will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 4.3 and Schedule 3.3. The Company, Buyer and Buyer Parent agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of the parties will (i) promptly take all actions necessary to make the filings required of Buyer, Buyer Parent and the Company or their respective Affiliates or Subsidiaries under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates or Subsidiaries from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act,
(iii) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general and (iv) request early termination of the waiting period under the HSR Act.

  7.2 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

  7.3 CONSENTS. Between the date hereof and the Closing Date, (i) the Company, Buyer and Buyer Parent shall use their respective commercially reasonable efforts to obtain at the earliest practicable date, and prior to the Closing Date, all consents and agreements of third parties necessary for the performance by the Company, Buyer and Buyer Parent of their respective obligations under this Agreement or any agreement referred to herein or contemplated hereby or to the consummation of the transactions contemplated hereby or thereby, and (ii) the Company shall deliver to Buyer on or prior to Closing, to the extent reasonably available or obtainable, certified copies of Permits for the Company's insurance company subsidiaries from all jurisdictions in which such insurance company subsidiaries are licensed, and certified copies of the articles of incorporation for the Company and its subsidiaries from their respective jurisdictions of organization. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by either the Company, Buyer, Buyer Parent or any of their respective Subsidiaries without the prior written approval of the other party.

  7.4 PROXY STATEMENT. The Company, Buyer and Buyer Parent will, as promptly as practicable, cooperate to prepare and file with the SEC a proxy statement in connection with the Merger and the vote of the Company's shareholders with respect to the transactions contemplated by this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, is herein called the "Proxy Statement"). The Company, Buyer and Buyer Parent will use all commercially reasonable efforts to have or cause the Proxy Statement to become definitive as promptly as practicable following the clearance of the Proxy Statement by the SEC. The Company, Buyer and Buyer Parent also will take any other related action required to be taken under federal or state securities laws, and the Company will use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date.

  7.5 UPDATING SCHEDULES. In connection with the Closing, the Company, Buyer and Buyer Parent will promptly supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 9 hereof, or the compliance by any party hereto with its covenants and agreements set forth herein.

ARTICLE 8: EMPLOYEES AND EMPLOYEE BENEFITS

  8.1 EMPLOYEES. With respect to each employee who, as of the Closing Date, is employed by the Company or any Subsidiary of the Company (including any such employee absent as of such date from active service for any reason, including but not limited to disability or leave of absence but excluding any terminated employee receiving severance) ("Transferred Employees"), subject to any employment contract between the Company and any such employee, Buyer shall cause each Transferred Employee's employer to continue to employ such Transferred Employee in a position that is substantially similar to that held with the Company or such Subsidiary as of the Closing Date, at a salary (and with commissions, where applicable) substantially equivalent to that provided as of such date; provided, however, that nothing herein is intended to, or shall, require such employer to employ any such employee (other than any such employee who is a party to an employment contract) on any other basis than as an employee-at-will.

  8.2 401(k) PLANS. Effective as of the Closing Date, Buyer and Buyer Parent each shall either (i) cause the Company to continue to maintain the Company's 401(k) Plan, (ii) create and maintain new Benefits Plans that are at least as favorable in the aggregate to Transferred Employees as the Company's 401(k) Plan, or (iii) allow Transferred Employees to participate in comparable existing Benefit Plans of Buyer and/or Buyer Parent that are at least as favorable in the aggregate to Transferred Employees as the Company's 401(k) Plan, in each case until at least December 31, 1999.

  8.3 GROUP HEALTH PLANS. Effective as of the Closing Date, Buyer and Buyer Parent each shall maintain, cause an ERISA Affiliate of Buyer and/or Buyer Parent to maintain, or cause the Company to continue to maintain, for the benefit of all Transferred Employees and their dependents, any group health plan maintained by the Company and any of the Company's Subsidiaries or a group health plan that either (i) provides coverage under the same terms and conditions (within the meaning of proposed Treasury regulation section 1.162-26, Q&A 18) as were applicable to the Transferred Employees immediately before the Closing Date or (ii) satisfies the requirements of Code section 4980B(f)(2)(B)(iv), until at least December 31, 1999.

  8.4 SEVERANCE ARRANGEMENTS. Until December 31, 1999, Buyer and Buyer Parent each shall take all steps necessary to ensure that all employees of the Company who are terminated after the Closing Date receive severance compensation at least as favorable as the severance compensation currently payable to such employees under the Company's current policies. Without limiting the foregoing, Buyer and Buyer Parent shall cause the Company to be responsible and continue to have all liability for all salary and benefit continuation, severance payments and/or obligations relating to any Transferred Employee that may be payable as a result of any termination of employment of any such Transferred Employee or the transactions contemplated by this Agreement, and for all notices, payments, fines or assessments due to any government authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations that have been issued in connection with any of the foregoing. Buyer and Buyer's Parent shall cause the Company to comply with the terms of the Contingent Severance Compensation Agreement.

  8.5 OTHER BENEFIT PLANS. Except as otherwise provided in this Article 8, Buyer and Buyer Parent each shall, effective as of the Closing Date, cause the Company to continue to maintain any and all Benefit Plans maintained by the Company or any of its Subsidiaries covering Transferred Employees until at least December 31, 1999 and to continue to be responsible for any liability to provide benefits under such Benefit Plans that exist on the Closing Date. Buyer and Buyer Parent each will cause the Company to permit any elections made under the Company's 401(k) Plan to continue in effect to the remainder of the plan year that includes the Closing Date. Until at least December 31, 1999, neither Buyer nor Buyer Parent shall cause the Company to make any change to the Company's accounting or reserving practices or take any other action that would adversely affect the computation of amounts payable to Transferred Employees under any incentive compensation or bonus plan of the Company without making such equitable adjustments to the performance measures under the affected plans as may be appropriate to ensure that the Transferred Employees receive substantially the same bonuses or other benefit payments under the affected plans as they would have received in the absence of such change or other action for any performance cycle for which the targets or goals have been established as of the date hereof.

ARTICLE 9: CONDITIONS TO CLOSING

  9.1 CONDITIONS TO OBLIGATIONS OF BUYER AND THE COMPANY. The respective obligations of Buyer, Buyer Parent and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

    (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

    (b) All other regulatory consents, approvals or clearances necessary for the consummation of the Closing shall have been obtained, and no provision of any applicable law or regulation shall prohibit the consummation of the Closing.

    (c) There shall not be in effect any temporary restraining order, preliminary injunction or permanent injunction or other Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby; provided that the party invoking this condition shall have used its reasonable best efforts to have such order or injunction vacated.

    (d) The Company shall have obtained the Company Shareholders' Approval from the requisite holders of Shares in accordance with applicable law and the Articles of Incorporation and bylaws of the Company.

  9.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer and Buyer Parent to consummate the Closing is subject to the satisfaction of the following further conditions any of which may be waived by Buyer or Buyer
Parent:

    (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of the Company contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality qualifications or exceptions contained therein), except for those representations and warranties made as of a specified date, which shall be true and correct as of the date specified (without giving effect to any materiality qualifications or materiality exceptions contained therein); provided, that this condition (ii) shall be deemed satisfied if any inaccuracies in any of such representations and warranties at and as of the applicable date (without giving effect to any materiality qualifications or materiality exceptions contained therein), (A) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company, or (B) do not result in the consolidated common shareholders' equity of the Company and its Subsidiaries (determined in accordance with U.S. GAAP) being less than $28,508,000 as of the Closing Date, in each case without giving any effect to any inaccuracies in any such representations or warranties that are the result of any event, occurrence, development or state of circumstances or facts affecting the property and casualty insurance industry as a whole in the United States or any state in which the Company or any of its Subsidiaries conducts business, or affecting the stock or bond markets or securities industry as a whole in the United States or any change in general economic conditions in the United States or any state in which the Company or any of its Subsidiaries conducts business (including but not limited to a change in interest rates); and (iii) Buyer or Buyer Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the effect that the foregoing conditions have been satisfied.

    (b) Buyer or Buyer Parent shall have received (i) a certificate, dated as of the Effective Time, from the secretary or assistant secretary of the Company certifying as to the accuracy and completeness of the attached Articles of Incorporation and bylaws of the Company, and resolutions, consents and authorizations of the Company with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, and (ii) a legal opinion of Company counsel covering the opinions set forth in Exhibit 9.2(b).

  9.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions any of which may be waived by the Company:

    (a) (i) Buyer and Buyer Parent each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality qualifications and materiality exceptions contained therein), except for those representations and warranties made as of a specified date, which shall be true and correct as of the date specified (without giving effect to any materiality qualifications or materiality exceptions contained therein); provided, that this condition (ii) shall be deemed satisfied if any inaccuracies in any such representations and warranties at and as of the applicable date (without giving effect to any materiality qualifications or materiality exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to materially adversely affect the ability of the Merger to be completed; and
  (iii) the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Buyer and Buyer Parent to the effect that the foregoing conditions have been satisfied.

    (b) The Company shall have received a certificate, dated as of the Effective Time, from the secretary or assistant secretary of Buyer, Buyer Parent and Buyer Sub, respectively, certifying as to the accuracy and completeness of the attached articles of incorporation and bylaws of Buyer, Buyer Parent and Buyer Sub, and resolutions, consents and authorizations of Buyer, Buyer Parent and Buyer Sub with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.

ARTICLE 10: SURVIVAL

  10.1 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided that the covenants and agreements that, by their terms, are to have effect or be performed after the Closing Date shall survive in accordance with their terms.

ARTICLE 11:  TERMINATION

  11.1 GROUNDS FOR TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

    (i) by mutual written agreement of the Company and Buyer;

    (ii) by either the Company or Buyer upon written notice to the other party if the Merger shall not have been consummated on or before December 31, 1998; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Merger to occur on or before such date;

    (iii) by either the Company or Buyer if a court of competent jurisdiction in the United States or any other Governmental Body in the United States shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

    (iv) by either the Company or Buyer at any time prior to the Company Shareholders' Approval, if the board of directors of the Company agrees to, accepts or recommends an Acquisition Proposal to the Shareholders of the Company;

    (v) by Buyer, if the board of directors of the Company shall have withdrawn, modified in any manner adverse to Buyer or refrained from recommending and/or declaring advisable the Company Shareholders' Approval; or

    (vi) by either the Company or Buyer if the Company Shareholders' Approval is not obtained.

  11.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by
Section 11.1, termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except for payment of costs and expenses in accordance with Section 12.3 and except that no such termination shall relieve Buyer and Buyer Parent of its obligations under
Section 6.1; and provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all damage, loss, liability and expense (including but not limited to reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 11.2, Section 12.3 and
Section 12.5 shall survive any termination hereof pursuant to Section 11.1.

ARTICLE 12: MISCELLANEOUS

  12.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), addressed as follows (or to such other address as a party may designate by notice to the others):

  if to Buyer, Buyer Parent or Buyer Sub, to:

  Kingsway Financial Services Inc.
  5310 Explorer Drive
  Suite 200
  Mississauga, Ontario L4W 5H8
  Attention: Shaun Jackson
  with a copy to:

  Cassels Brock & Blackwell
  Scotia Plaza, Suite 2100
  40 King Street West
  Toronto, Canada M5H 3C2
  Attention: J. Brian Reeve, Esquire

  if to the Company, to:

  Walshire Assurance Company
  3350 Whiteford Road
  York, PA 17402
  Attention: Kenneth R. Taylor

  with copies to:

  Blank Rome Comisky & McCauley LLP
  One Logan Square
  Philadelphia, PA 19103-6998
  Attention: Arthur H. Miller, Esquire

  12.2 AMENDMENTS AND WAIVERS.

    (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is explicit and in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  12.3 EXPENSES. Except as otherwise expressly provided herein, the fee for filing an application pursuant to the HSR Act shall be paid by Buyer or Buyer Parent, and all other costs and expenses incurred in connection with this Agreement, including all brokers', finders', investment advisory or similar fees, shall be paid by the party incurring or responsible for incurring such cost or expense. Notwithstanding the immediately preceding sentence, (i) in the event that the Company or Buyer terminates this Agreement pursuant to
Section 11.1(iv) above, the Company shall within five (5) business days of such termination pay to Buyer the sum of one million seven hundred fifty thousand dollars ($1,750,000) in immediately available funds as directed by Buyer and shall reimburse Buyer for its reasonable out-of-pocket costs and expenses incurred between June 18, 1998 and the date of termination in connection with this Agreement and the transactions contemplated hereby and
(ii) in the event that the Company or Buyer terminates this Agreement pursuant to Section 11.1(vi) above, the Company shall reimburse Buyer for its reasonable out-of-pocket costs and expenses incurred between June 18, 1998 and the date of termination in connection with this Agreement and the transactions contemplated hereby; provided, however, that no amounts shall be payable by the Company to Buyer pursuant to this sentence if Buyer or Buyer Parent shall have been in material breach of this Agreement at the time this Agreement is terminated.

  12.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

  12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any laws that might otherwise govern under applicable principles of conflicts of laws.

  12.6 JURISDICTION. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Eastern District of Pennsylvania or any Pennsylvania state court sitting in Philadelphia, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 12.6 shall be deemed effective service of process on such party.

  12.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  12.8 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except for the indemnification and insurance provisions contained in Section 6.2, which provisions may be enforced by the parties to be indemnified or insured thereunder.

  12.9 ENTIRE AGREEMENT. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

  12.10 CONSTRUCTION. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation and construction hereof. Unless otherwise specified,
(i) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (ii) references herein to Articles or Sections refer to articles or sections of this Agreement. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

  12.11 CURRENCY. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                          WALSHIRE ASSURANCE COMPANY

                                                   /s/ Kenneth R. Taylor
                                          By: _________________________________
                                            Name: Kenneth R. Taylor
                                            Title: President

                                          KINGSWAY AMERICA INC.

                                                   /s/ William J. Starr
                                          By: _________________________________
                                            Name: William J. Starr
                                            Title: Chairman

                                          KINGSWAY FINANCIAL SERVICES INC.

                                                   /s/ W. Shaun Jackson
                                          By: _________________________________
                                            Name: W. Shaun Jackson
                                            Title: Executive Vice President &
                                            CFO

                                          W ACQUISITION CORPORATION

                                                   /s/ William G. Starr
                                          By: _________________________________
                                            Name: William G. Starr
                                            Title: President

                                    ANNEX B

                               VOTING AGREEMENT

  This Voting Agreement (this "Agreement") is entered into as of August 11, 1998 among some or all of the individuals and other parties listed on Schedule A hereto (each, a "Stockholder" and, collectively the "Stockholders"), KINGSWAY FINANCIAL SERVICES INC. ("Kingsway Financial"), KINGSWAY AMERICA, INC. (the "Buyer") and W ACQUISITION CORPORATION (the "Buyer Sub"), as acknowledged by WALSHIRE ASSURANCE COMPANY, a Pennsylvania corporation (the "Company").

  Simultaneously with the execution and delivery of this Agreement, the Company, Kingsway Financial, the Buyer and the Buyer Sub have executed and delivered an Agreement and Plan of Merger dated as of the date of this Agreement (as in effect from time to time, the "Merger Agreement"). The Stockholders are entering into this Agreement as a material inducement and condition to Kingsway Financial, Buyer and Buyer Sub entering into the Merger Agreement. Each term is used and not otherwise defined in this Agreement has the meaning which the Merger Agreement assigns to that term.

  The parties to this Agreement hereby agree as follows:

  1. LIMITATIONS ON TRANSFER AND OTHER ACTIONS. During the period (the "Agreement Period") beginning on the date of this Agreement and ending on the earlier of (i) the Effective Time, and (ii) the termination of the Merger Agreement in accordance with Article XI thereof, each Stockholder hereby agrees that he or it will not, and will not enter into any contract, option or other undertaking to, sell, transfer, assign or otherwise dispose of any shares of capital stock or other securities of the Company or any options or other securities which are directly or indirectly convertible into or exercisable or exchangeable for capital stock or other securities of the Company (collectively, "Company Stock or Equivalents"), or any interest therein, or grant any right or proxy to vote or grant consent in lieu of a vote with respect to any Company Stock or Equivalent, now owned or hereafter acquired by the Stockholder, other than pursuant to the terms of the Merger or of Section 6 hereof, unless the Person to which such Company Stock or Equivalents, or interest therein, is or may be sold, transferred, assigned, otherwise disposed of, or to which such right or proxy is or may be granted, executes a counterpart of this Agreement and agrees to be bound by the terms and conditions hereof as a Stockholder.

  2. AGREEMENT TO VOTE. During the Agreement Period, unless otherwise directed in writing by the Buyer:

    (a) Each Stockholder hereby agrees to vote (or cause to be voted) all Company Stock or Equivalents which the Stockholder is entitled to vote to approve and adopt the Merger, the Merger Agreement and all other matters contemplated by the Merger Agreement or this Agreement, in connection with any meeting or meetings of, or solicitations of consents from, the securityholders of the Company, and at any adjournment thereof, at which or in connection with which the Merger, the Merger Agreement or any such related matter is submitted for the consideration and vote of securityholders of the Company.

    (b) Each Stockholder hereby agrees to vote (or cause to be voted) all Company Stock or Equivalents which the Stockholder is entitled to vote against (i) any Acquisition Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Common Stock. Each Stockholder further agrees not to enter into any agreement inconsistent with the foregoing.

  3. OTHER AGREEMENTS.

    (a) Each Stockholder shall not (and shall cause each affiliate, employee, officer, director, shareholder or agent of such Stockholder or trustee or other person acting on (or purporting to act on) his, her or its behalf, not to) solicit, discuss or negotiate with any other person (other than Buyer and its officers, directors, affiliates and representatives) any Acquisition Proposal, or provide any information to any other person concerning the Company or any Company Subsidiary (other as may be required by applicable legal requirements). No Stockholder nor any affiliate, employee, officer, director, shareholder or agent , trustee or other person acting on his, her or its behalf has entered into any agreement, arrangement or understanding with respect to any Acquisition Proposal, and each Stockholder shall (and shall cause each affiliate, employee, officer, director, shareholder or agent of such Stockholder or trustee or other person acting on (or purporting to act on) his, her or its behalf, to) (a) cease and cause to be terminated any and all discussions regarding any Acquisition Proposal and (b) notify Buyer if any Acquisition Proposal, or any inquiry or contact with any person with respect thereto, is made and disclose to Buyer the substance thereof.

    (b) Until after the Merger is consummated or the Merger Agreement is terminated, each Stockholder shall use his or its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

    (c) Notwithstanding anything to the contrary in this Section 3 or elsewhere in this Agreement, during the Agreement Period, each Stockholder may, to the extent such Stockholder shall determine that the proper exercise of his fiduciary duties, if any, to the Company as a director or officer of the Company require him to do so, (i) engage in negotiations or discussions concerning, and provide nonpublic information to a Person who makes or who indicates a desire to make, an Acquisition Proposal, and (ii) agree to, approve or recommend, and enter into an agreement, arrangement or understanding with respect to, an Acquisition Proposal.

  4. QUANTITY OF STOCK HELD.

    (a) Each Stockholder represents and warrants to Buyer and Buyer Sub that it is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the number of shares of Company Stock or Equivalents set forth opposite his or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. No Stockholder owns, on record or beneficially, any shares of capital stock of the Company other than the Company Stock or Equivalents set forth opposite his or its name on Schedule A attached hereto.

  5. OTHER REPRESENTATIONS AND WARRANTIES. Each Stockholder, severally and not jointly, represents and warrants in respect of itself to the Buyer and the Buyer Sub that:

    (a) Each Stockholder has the necessary power and authority to enter into this Agreement and to perform their respective obligations under this Agreement. The execution and delivery of this Agreement by each Stockholder who is not an individual and the performance of their respective obligations under this Agreement have been duly and validly authorized by all necessary action and no other proceedings on the part of any such Stockholder are necessary to authorize such execution, delivery or performance.

    (b) The execution and delivery of this Agreement by each Stockholder does not, and the performance by the Stockholders of their respective obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws, partnership agreement, trust instrument or other organizational document (if any) of any such person, (ii) conflict with or violate any legal requirement applicable to any such person or by which any of its properties or assets (including any Company Stock or Equivalents held by it) is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any Company Stock or Equivalents held by it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the such person is a party or by which such person or any of its properties or assets (including any Company Stock or Equivalents held by it) is bound or affected.

    (c) The execution and delivery of this Agreement by the Stockholders does not, and the performance of this Agreement by the Stockholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for any filing which may be required by the rules promulgated pursuant to the Exchange Act.

  6. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

    (a) Each Stockholder hereby irrevocably grants to, and appoints, Buyer and William G. Star and Shaun Jackson, in their respective capacities as officers of Buyer, and any individual who shall hereafter succeed to any such office of Buyer, and each of them individually, his or its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote his or its Company Stock or Equivalents or grant a consent of approval in respect of such Company Stock or Equivalents (i) to approve and adopt the Merger, the Merger Agreement and all other matters contemplated by the Merger Agreement or this Agreement, (ii) against any Acquisition Proposal and (iii) against any amendment of the Company's Articles of Incorporation or By-Laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    (b) Each Stockholder represents that any proxies heretofore given in respect of Company Stock or Equivalents are not irrevocable, and that any such proxies are hereby revoked.

    (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with and as a condition to the execution of the Merger Agreement by the Buyer and the Buyer Sub, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 1759 of the Pennsylvania Statutes.

    (d) The proxy granted hereby shall terminate upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article XI thereof.

  7. ACCEPTANCE BY THE STOCKHOLDERS. Each Stockholder, by its execution of this Agreement, accepts delivery of this Agreement, and agrees to make note of same in its corporate books and records, if any, and to take such steps as are necessary and in compliance with applicable law to give effect to the intent and purpose of this Agreement.

  8. FURTHER ASSURANCES. Each Stockholder will, at the Buyer's expense, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Buyer may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

  9. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such person's Company Stock or Equivalents and shall be binding upon any person to which legal or beneficial ownership of such person's Company Stock or Equivalents shall pass, whether by operation of law or otherwise, including without limitation such person's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company or the acquisition of additional Company Stock or Equivalents by any Stockholder the number of Company Stock or Equivalents listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to such additional Company Stock or Equivalents.

  10. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) if delivered in person, or sent by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  If to the Company or any Stockholder at the address set forth next to such Stockholder's name on Schedule A attached hereto.

with a copy (which shall not constitute notice) to:

  Blank Rome Comisky & McCauley LLP
  One Logan Square
  Philadelphia, PA 19103-6998
  Attention: Arthur H. Miller, Esquire

  If to Buyer or Buyer Sub:

  Kingsway Financial Services Inc.
  5310 Explorer Drive, Suite 200
  Mississauga, Ontario L4W 5HB
  Attention: William G. Star

with a copy to:

  Cassels, Brock & Blackwell
  40 King Street, Suite 2100
  Toronto, Canada MH5 3C2
  Attention: J. Brian Reeve, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

  11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

  12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

  13. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall (without the posting of bond or other security), be entitled to obtain from any court of competent jurisdiction specific performance of the terms hereof, in addition to any other remedy at law or equity.

  14. BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

  15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

  16. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  17. ASSIGNMENT. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that without obtaining such consent the Buyer or the Buyer Sub may assign all of its rights hereunder to any person to whom the Buyer Sub would be permitted to assign its rights under the Merger Agreement. No such assignment shall relieve any party hereto of its obligations hereunder if such transferee does not perform such obligations.

  18. MISCELLANEOUS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, subsections and clauses referred to Sections, subsections and clauses of this Agreement unless otherwise stated.

  IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first set forth above.

                                          KINGSWAY FINANCIAL SERVICES INC.

                                                   /s/ William G. Starr
                                          By: _________________________________
                                            Name: William G. Starr
                                            Title: President & CEO

                                          KINGSWAY AMERICA, INC.

                                                   /s/ William G. Starr
                                          By: _________________________________
                                            Name: William G. Starr
                                            Title: President & CEO

                                          STOCKHOLDERS:

                                                   /s/ Peter D. Bennett
                                          _____________________________________
                                            (Peter D. Bennett)

                                                  /s/ John J. Buchan, Jr.
                                          _____________________________________
                                            (John J. Buchan, Jr.)

                                          INTERSTATE INSURANCE MANAGEMENT,
                                           INC.

                                                  /s/ John J. Buchan, Jr.
                                          By: _________________________________
                                            Name: John J. Buchan, Jr.
                                            Title: President

                                                 /s/ Charles W. Hash, Jr.
                                          _____________________________________
                                            (Charles W. Hash, Jr.)

                                          MEMORIAL SURGICAL ASSOCIATES
                                           RETIREMENT

                                                 /s/ Charles W. Hash, Jr.
                                          By: _________________________________
                                            Name: Charles W. Hash, Jr.
                                            Title: President

                                                   /s/ Gary J. Orndorff
                                          _____________________________________
                                            (Gary J. Orndorff)

                                                    /s/ Beverly Sausman
                                          _____________________________________
                                            (Beverly Sausman)

                                                /s/ L. Edward Sausman, Jr.
                                          _____________________________________
                                            (L. Edward Sausman, Jr.)

                                                  /s/ Lee E. Sausman, Sr.
                                          _____________________________________
                                            (Lee E. Sausman, Sr.)

                                                   /s/ Kenneth R. Taylor
                                          _____________________________________
                                            (Kenneth R. Taylor)

                                          TAYLOR & OCHROCH, INC.

                                                   /s/ Kenneth R. Taylor
                                          By: _________________________________
                                            Name: Kenneth R. Taylor
                                            Title: President

                                                /s/ William R. Tierney, Jr.
                                          _____________________________________
                                            (William R. Tierney, Jr.)

                                                    /s/ Cheryl Tierney
                                          By: _________________________________
                                            (Cheryl Tierney)

                                          TRUSTEE UNDER IRREVOCABLE AGREEMENT
                                          WITH EMILY TIERNEY, WILLIAM R.
                                          TIERNEY, JR., PETER TIERNEY, JOSEPH
                                          TIERNEY OF WILLIAM R. TIERNEY--
                                          FAMILY TRUST

                                               /s/ William R. Tierney, Jr.
                                          By: _________________________________
                                            Name: William R. Tierney, Jr.,
                                            Title: Trustee

                                          TRUSTEE UNDER IRREVOCABLE AGREEMENT
                                          WITH EMILY TIERNEY, WILLIAM R.
                                          TIERNEY, JR., PETER TIERNEY, JOSEPH
                                          TIERNEY OF WILLIAM R. TIERNEY

                                                /s/ William R. Tierney, Jr.
                                          By: _________________________________
                                            Name: William R. Tierney, Jr.,
                                            Title: Trustee

Acknowledged as of the date first above written

WALSHIRE ASSURANCE COMPANY

         /s/ Kenneth R. Taylor
By___________________________________
  Name: Kenneth R. Taylor
  Title: President

                                   SCHEDULE A

                                 NO. OF       NO. OF COMMON
STOCKHOLDER NAME AND ADDRESS  COMMON SHARES SHARE EQUIVALENTS
----------------------------  ------------- -----------------
Peter D. Bennett                     110         12,200
533 Ridge Avenue
State College, PA 16803
John J. Buchan, Jr.                1,536         32,883
2005 Bates Drive
Johnstown, PA 15901
Interstate Insurance
 Management, Inc.                 53,345            --
2307 Menoher Boulevard
Johnstown, PA 15901
Charles W. Hash, Jr.              54,394         32,883
1400 E. Market Street
York, PA 17403
Memorial Surgical Asso-
 ciates Retirement Fund           19,514            --
c/o Charles W. Hash, Jr.
1400 E. Market Street
York, PA 17403
Charles W. Hash, Sr.             406,443            --
101 Lookout Court
South View Villas
York, PA 17402
Mary Hash                         70,620            --
101 Lookout Court
South View Villas
York, PA 17402
Gary J. Orndorff                   7,979         40,113
2980 Chesapeake Road
York, PA 17402
L. Edward Sausman, Jr.           217,762         10,798
Sausman Insurance Agen-
cy, Inc.
Old Route 22 West
Thompsontown, PA 17094
Beverly Sausman                   10,660            --
c/o L. Edward Sausman,
Jr.
Sausman Insurance Agen-
cy, Inc.
Old Route 22 West
Thompsontown, PA 17094
Lee E. Sausman, Sr.              186,000            --
12 Evergreen Street
P.O. Box 297
Thompsontown, PA 17094

Kenneth R. Taylor                                    442,246 210,059
1157 Youngsford Road
Gladwyne, PA 19035
Taylor & Ochroch, Inc.                                18,319     --
123 Ivy Lane
King of Prussia, PA 19406
William R. Tierney, Jr.                                8,424  24,805
Insurance Markets, Inc.
261 East Grove
Clarks Summit, PA 18411
Cheryl Tierney                                        20,349     --
c/o William R. Tierney, Jr.
Insurance Markets, Inc.
261 East Grove
Clarks Summit, PA 18411
Trustee Under Irrevocable Agreement With              51,637     --
Emily Tierney, William R. Tierney, Jr.,
Peter Tierney, Joseph Tierney of William R. Tierney
--Family Trust
c/o Wiliam R. Tierney, Jr.
Insurance Markets, Inc.
261 East Grove
Clarks Summit, PA 18411
Trustee Under Irrevocable Agreement With              47,478     --
Emily Tierney, William R. Tierney, Jr.,
Peter Tierney, Joseph Tierney of William R. Tierney
c/o William R. Tierney, Jr.
Insurance Markets, Inc.
261 East Grove
Clarks Summit, PA 18411

                                    ANNEX C

                              FAIRNESS OPINION OF
                          BT ALEX. BROWN INCORPORATED

                                August 11, 1998

Board of Directors
Walshire Assurance Company
3350 Whiteford Road
York, PA 17402

Gentlemen:

     BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to Walshire Assurance Company ("Walshire") in connection with the proposed merger involving Walshire and Kingsway Financial Services Inc. ("Kingsway") pursuant to an Agreement and Plan of Merger, dated as of August 11, 1998, among Walshire; Kingsway; Kingsway America Inc. ("Kingsway America"), a wholly- owned subsidiary of Kingsway; and W Acquisition Corporation, a wholly-owned acquisition subsidiary of Kingsway America ("W Acquisition") (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of W Acquisition with and into Walshire (the "Transaction"), as a result of which Walshire will become a wholly owned subsidiary of Kingsway America. As set forth more fully in the Merger Agreement, each share of the Common Stock, par value $.01 per share, of Walshire ("Walshire Common Stock") will be converted into the right to receive $8.25 in cash (the "Purchase Price"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested BT Alex. Brown's opinion regarding the fairness, from a financial point of view, of the Purchase Price to the holders of Walshire Common Stock.

     In connection with BT Alex. Brown's role as financial advisor to Walshire, and in arriving at its opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning Walshire and certain internal analysis and other information provided by Walshire. BT Alex. Brown has also held discussions with members of the senior management of Walshire regarding the businesses and prospects of Walshire. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for Walshire Common Stock, (ii) compared certain financial and stock market information for Walshire with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of a draft of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Walshire, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of Walshire. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Walshire. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections, or the assumptions on which they are based. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without any waiver thereof.

     This opinion is addressed to, and for the use and benefit of, the Board of Directors of Walshire and is not a recommendation to the shareholders of Walshire to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Purchase Price to the holders of Walshire's Common Stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by Walshire to engage in the Transaction.

     BT Alex. Brown (together with its affiliates, the "BT Group") is a registered broker-dealer and member of the New York Stock Exchange. BT Alex. Brown will be paid a fee for its services as financial advisor to Walshire in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. One or more members of BT Alex. Brown have, from time to time, provided investment banking services to Walshire for which it has received compensation. In the ordinary course of business, members of BT Alex. Brown may actively trade in the securities and other instruments and obligations of Walshire for their own accounts and for the accounts of their customers. Accordingly, BT Alex. Brown may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that the Purchase Price is fair, from a financial point of view, to the holders of Walshire Common Stock.


                                         Very truly yours,

                                         /s/ BT Alex. Brown Incorporated

                                    ANNEX D

                          EXCERPTS FROM PENNSYLVANIA
                           BUSINESS CORPORATION LAW

SECTION 1930 OF THE PENNSYLVANIA
BUSINESS CORPORATION LAW OF 1988

     Section 1930.  Dissenters rights.

     (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

     (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

     (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

     15 Pa. C.S.A. Section 1571 et seq.

SUBCHAPTER D OF CHAPTER 15 OF THE
PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Subchapter D.-Dissenters Rights

     Section 1571.  Application and effect of subchapter.

     (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See: Section 1906(c) (relating to dissenters rights upon special treatment).

      Section 1930 (relating to dissenters rights).

      Section 1931(d) (relating to dissenters rights in share exchanges).

      Section 1932(c) (relating to dissenters rights in asset transfers).

      Section 1952(d) (relating to dissenters rights in division).

      Section 1962(c) (relating to dissenters rights in conversion).

      Section 2104(b) (relating to procedure).

      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

      Section 2325(b) (relating to minimum vote requirement).

      Section 2704(c) (relating to dissenters rights upon election).

      Section 2705(d) (relating to dissenters rights upon renewal of election).

      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

      Section 7104(b)(3) (relating to procedure).

     (b)   Exceptions.--

          (1) Except as otherwise provided in paragraph (2) the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either: (i) listed on a national securities exchange; or
(ii)  held of record by more than 2,000
shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

          (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2)   a copy of this subchapter.

     (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

     Section 1572.  Definitions.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

     "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

     Section 1573.  Record and beneficial holders and owners.

     (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

     Section 1574.  Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

     Section 1575.  Notice to demand payment.

     (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

          (4)   Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

     Section 1576.  Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

     Section 1577.  Release of restrictions or payment for shares.

     (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

     Section 1578.  Estimate by dissenter of fair value of shares.

     (a) General rule--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

     Section 1579.  Valuation proceedings generally.

     (a)   General rule--Within 60 days after the latest of:

          (1)   effectuation of the proposed corporate action;

          (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     Section 1580.  Costs and expenses of valuation proceedings.

     (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                 FORM OF PROXY

                          WALSHIRE ASSURANCE COMPANY
                      3350 WHITEFORD ROAD, P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WALSHIRE ASSURANCE COMPANY (THE "COMPANY").

     Capitalized terms used but not defined herein shall have the meaning specified in the accompanying Proxy Statement. The undersigned hereby appoints Charles W. Hash, Jr. and Kenneth R. Taylor, acting alone or together, as proxy (the "Appointed Proxy"), with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated on the reverse, all of the Common Stock held of record by the undersigned on August 12, 1998 at the Special Meeting of Shareholders to be held on December 2, 1998 at 10:00 A.M., at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404 (the "Special Meeting":), or any adjournment or postponement thereof.

                  (continued and to be signed on other side)
                 --------------------------------------------

     1. Approval of the proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 11, 1998, among the Company, Kingsway America Inc., Kingsway Financial Services Inc., and W Acquisition Corporation, a newly-formed subsidiary of Kingsway America Inc.:

          [_] FOR
          [_] AGAINST
          [_] ABSTAIN

     2. In his discretion, the Appointed Proxy is authorized to vote upon such other matters relating to the conduct of the Special Meeting or any adjournments or postponement thereof as may properly come before the Special Meeting.

     IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE MERGER
                                                         ----
PROPOSAL AND OTHERWISE AT THE DISCRETION OF THE APPOINTED PROXY. YOU MAY REVOKE THE PROXY PRIOR TO THE MEETING BY MAILING A SIGNED INSTRUMENT REVOKING THE PROXY
TO: SECRETARY, WALSHIRE ASSURANCE COMPANY, 3350 WHITEFORD ROAD, P.O. BOX 3849, YORK, PENNSYLVANIA 17402-0138, TO BE EFFECTIVE, THE REVOCATION MUST BE RECEIVED ON OR BEFORE ____________________, 1998. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder ________________________________   DATE _____, 1998

NOTE: This proxy must be signed exactly as name appears hereon. If shares are held jointly, each shareholder named should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officers, and officers should sign with personal signature and give title. If the signer is a partnership, please sign partnership name by authorized person.

     Proxies in the form enclosed, if properly executed and received in time for voting and not revoked, will be voted as directed in accordance with the instructions thereon. Any proxy not so directing to the contrary will be voted "FOR" the Merger Proposal. Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person, since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving written notice to the Secretary of the Company.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

                                      E-2